PARTICIPATING PREFERRED STOCK PURCHASE AGREEMENT

by and between

RELIANT ENERGY, INC.

and

FR RELIANT HOLDINGS LP
October 10, 2008Table of Contents

Page

1.	Definitions 1

2.	Authorization, Purchase and Sale of Stock 6

2.1	Authorization 6

2.2	Purchase and Sale of the Participating Preferred Stock 6

2.3	Closing 6

2.4	Certificate of Designation. 6

2.5	Termination of Letter Agreement 6

2.6	Strategic Review 6

3.	Representations and Warranties of the Company 7

3.1	Corporate Existence and Power 7

3.2	Capitalization. 7

3.3	Authorization 9

3.4	Valid Issuance; Preference; No Manipulation; General Solicitation; No Integration 9

3.5	No Regulatory Approvals; No Conflict 10

3.6	SEC Reports; Financial Statements. 11

3.7	Undisclosed Liabilities. 12

3.8	Contracts. 12

3.9	Affiliate Transactions. 13

3.10	No Adverse Changes. 13

3.11	Title. 13

3.12	Compliance with Law; Permits. 13

3.13	Litigation. 14

3.14	Tax Matters. 14

3.15	Broker; Fees. 15

3.16	Anti-Takeover Provisions Not Applicable. 15

3.17	Rights Agreement. 15

3.18	Trading in Common Stock. 15

4.	Representations and Warranties of the Purchaser 16

4.1	Organization 16

4.2	Authorization 16

4.3	No Conflict 16

4.4	Purchase Entirely for Own Account 16

4.5	Investment Company 16

4.6	Investor Status 17

4.7	Securities Not Registered 17

4.8	Trading in Company Securities 17

4.9	Broker; Fees 17

4.10	Funds 17

5.	Covenants 18

5.1	Commercially Reasonable Efforts 18

5.2	Interim Actions 18

5.3	Notification of Certain Matters. 18

5.4	Confidentiality. 19

5.5	Treatment of the Participating Preferred Stock by the Company. 19

5.6	Trading in Company Securities. 19

5.7	Board of Directors Representation 19

5.8	Commitment Letter. 19

5.9	Exclusivity 19

5.10	Investor Rights Agreement. 20

5.11	Access to Information. 20

6.	Conditions Precedent 21

6.1	Conditions to the Obligations of Each Party 21

6.2	Conditions to the Obligations of the Company 21

6.3	Conditions to the Obligations of the Purchaser 22

7.	Termination 23

7.1	Conditions of Termination 23

7.2	Effect of Termination 24

8.	Miscellaneous Provisions 24

8.1	Public Statements or Releases 24

8.2	Interpretation 25

8.3	Notices 25

8.4	Severability 26

8.5	Governing Law. 26

8.6	Waiver 27

8.7	Expenses; Termination Fee 27

8.8	Successors and Assigns 28

8.9	Third Parties 28

8.10	Counterparts 28

8.11	Entire Agreement; Amendments 28

8.12	Survival 28

8.13	Specific Performance. 28

8.14	Representation by Counsel; Mutual Drafting 28

Exhibits

Exhibit A Exhibit B	Form of Certificate of Designation Form of Investor Rights Agreement

Table of Defined Terms

Page	Page

Action	14
Affiliate	1
Agreement	1
Alternative Transaction	1
Bankruptcy Code	3
Board of Directors	1
Business Day	2
Bylaws	7
Certificate of Designation	2
Certificate of Incorporation	7
Closing	6
Closing Date	6
Closing Date Deferral	7
Code	2
Commitment Letter	17
Common Stock	1
Company	1
Company Disclosure Schedules	7
Company Options	2
Company Preferred Stock	7
Company Restricted Stock	7
Company Restricted Units	8
Company Rights Plan	2
Company Voting Debt	8
Company’s knowledge	3
Confidentiality Agreement	19
Contract	2
Conversion Shares	6
Credit Agreement	2
Deferral Date	7
DGCL	8
Dispute	26
End Date	2
Equity Interests	2
Exchange Act	2
FPA	3
GAAP	3
Goldman Commitment Letter	21
Governmental Authority	3
HSR Act	3
Insolvency Event	3
Investment	6
Investor Rights Agreement	3
knowledge of the Company	3
Law	3
Letter Agreement	1
Liens	4
Material Adverse Effect	4
Material Contracts	5
ML Letter Agreement	21
Order	5
Permits	5
Person	5
Preferred Stock	1
Purchase Price	6
Purchaser	1
Recently Filed SEC Reports	5
Restraint	21
Restrictions	19
Rights Agreement	15
SEC	10
SEC Reports	11
Securities Act	5
Series B Convertible Participating Preferred Stock		6
Significant Subsidiary	5
Stock Plans	5
Strategic Review	6
Subsidiary	5
Tax Return	15
Taxes	14
Termination Fee	27
Transaction Agreements	5
Transactions	9
Treasury Regulations	5
Waiver Expiry Date	6
WEGB	1

PARTICIPATING PREFERRED STOCK PURCHASE AGREEMENT

PARTICIPATING PREFERRED STOCK PURCHASE AGREEMENT, dated as of October 10, 2008 (this “Agreement”), by and between RELIANT ENERGY, INC., a Delaware corporation (the “Company”), and FR Reliant Holdings LP, a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Company and First Reserve Fund XII, L.P. entered into a letter agreement dated September 29, 2008 outlining the terms of Purchaser’s commitment to make the Investment (as defined below) in the Company (the “Letter Agreement”);

WHEREAS, the Company has authorized the sale and issuance of shares of Series B Convertible Participating Preferred Stock, par value $0.001 per share, of the Company (the “Participating Preferred Stock”), which shares will be upon issuance, convertible into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of Participating Preferred Stock, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.

“Alternative Transaction” any (i) merger, consolidation or sale of all or substantially all of the consolidated assets or equity of the Company, directly or indirectly, or any similar business combination transaction, (ii) direct or indirect sale of 50% or more of the equity of the wholesale electric generation business of the Company (the “WEGB”) or a sale of assets representing 50% or more of (x) the nameplate-rated generating capacity of the WEGB or (y) the gross margin contribution (determined based on the last four completed fiscal quarters for which information is available at the time of such transaction) of the WEGB or (iii) direct or indirect sale or disposition (including under the terms of the CSRA (as defined in the ML Letter Agreement)) of all or substantially all of the equity or assets of the retail electric business of the Company.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or State of New York or State of Texas holiday or other day on which commercial banks in New York City or Houston are authorized or required by law to close.

“Certificate of Designation” means the Certificate of Designation with respect to the Participating Preferred Stock (the form of which is attached hereto as Exhibit A) to be adopted by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Options” means outstanding options to acquire shares of Common Stock from the Company granted under any Stock Plan.

“Company Rights Plan” means the Rights Agreement by and between Reliant Energy, Inc. (formerly known as Reliant Resources, Inc.) and The Chase Manhattan bank, Rights Agent, dated as of January 15, 2001.

“Contract” means any note, bond, mortgage, indenture, lease, contract, agreement, obligation or commitment.

“Credit Agreement” means the Credit and Guaranty Agreement among Reliant Energy, Inc., as Borrower, the Other Loan Parties referred to therein as guarantors, the lenders party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation, and ABN AMRO Bank N.V., as Joint Bookrunners with respect to the Revolving Credit Facility and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch Capital Corporation and Bear, Stearns & Co. Inc., as Joint Bookrunners with respect to the Pre-Funded L/C Facility, dated as of June 12, 2007, as amended.

“End Date” means November 28, 2008; provided, however, that the End Date shall be extended automatically (but not beyond December 31, 2008) by a day for every day beyond October 31, 2008 that the Waiver Expiry Date is extended. In addition, if the Waiver Expiry Date is extended to a date beyond December 31, 2008, then the Purchaser shall have the right to extend the End Date to the day immediately after the Waiver Expiry Date by giving written notice of such extension to the Company prior to the termination of this Agreement.

“Equity Interests” means any share, capital stock, partnership, membership or similar interest in any Person or any security or option convertible, exchangeable or exercisable therefor or right in respect of any thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether multi-national, national, federal, tribal, provincial, state, regional, local or municipal, or any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a) such Person shall (A) (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have been entered.

“Investor Rights Agreement” means the form of Investor Rights Agreement attached hereto as Exhibit B.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the executive officers of the Company.

“Law” means applicable statutes, treaties, laws, directives, common law, rules, ordinances, regulations, codes, licensing requirements, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority, stock exchange or industry self- regulatory organization.

“Liens” means any mortgages, liens, security interests, pledges, charges, equities easements, rights of way, options, claims, restrictions or encumbrances of any kind.

“Material Adverse Effect” means any event, change, condition, occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, condition, occurrence or development, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations under this Agreement, the Investor Rights Agreement and the Certificate of Designation and to consummate the transactions contemplated hereby and thereby, except to the extent of (i) any such effect relating to or resulting from general changes in or affecting the industry or industries in which the Company or its Subsidiaries operate, including (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity, fuel or related products including those changes or developments due to actions by competitors or suppliers or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems or (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices (in all cases referred to in this clause (i) other than such effects having a materially disproportionate impact on the Company as compared to other market participants generally), (ii) any such effect resulting from changes in Law or GAAP (other than such effects having a materially disproportionate impact on the Company as compared to other similarly situated companies), (iii) any such effect resulting from changes in financial markets or general economic conditions (other than such effects having a materially disproportionate impact on the Company as compared to other market participants), (iv) any such effect demonstrated by the Company to have resulted from the announcement of the execution of or performance of this Agreement and the transactions contemplated hereby, (v) any such effect resulting from any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (other than such effects having a materially disproportionate impact on the Company as compared to other market participants), or (vii) any change in the Company’s Common Stock price or trading volume or in the Company’s credit rating or any such effect resulting from any failure of the Company to meet projections or forecasts, whether internal or maintained by analysts; provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any event, change, condition, occurrence or development underlying or as a consequence of such change or failure has resulted in, or contributed to, a Material Adverse Effect. Notwithstanding any provision of the preceding sentence to the contrary, (i) the occurrence of an Insolvency Event in respect of the Company or Subsidiary of the Company or (ii) any event, change, occurrence or development that is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, shall be deemed to constitute a Material Adverse Effect.

“Material Contracts” means (i) all “material contracts” of the Company within the meaning of Item 601 of Regulation S-K of the SEC and (ii) all Contracts of the Company restricting the payment of dividends upon, or the redemption or conversion of, the shares of the Participating Preferred Stock or the Conversion Shares.

“Order” means any order, writ, judicial or administrative judgment, direction, settlement, determination, Permit, injunction, decree, stipulation or award by, of, or subject to any Governmental Authority.

“Permits” means all permits, consents, approvals, registrations, licenses, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws and Governmental Authorities and all industry or other non-governmental self-regulatory organizations.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

“Recently Filed SEC Reports” means the SEC Reports of the Company filed or and any reports furnished by the Company to the SEC and available publicly (including exhibits and other items incorporated by reference), in each case on and after January 1, 2008 and prior to the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Significant Subsidiary” shall have the meaning as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act.

“Stock Plans” means the Reliant Energy, Inc. Employee Stock Purchase Plan, the Reliant Energy, Inc. 2002 Long-Term Incentive Plan, the Reliant Energy, Inc. Long-Term Incentive Plan, the Reliant Energy, Inc. Transition Stock Plan, and the Reliant Energy, Inc. 2002 Stock Plan, in each case, as amended to the date hereof.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Transaction Agreements” shall mean this Agreement and the Investor Rights Agreement.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Waiver Expiry Date” means the date referred to in clause (c) of the definition of “Waiver Expiry Date” in the ML Letter Agreement, as such date may be amended from time to time.

2. Authorization, Purchase and Sale of Stock.

2.1 Authorization. The Company has (i) authorized and created a series of its preferred stock consisting of 350,000 shares of Participating Preferred Stock, par value $0.001 per share, designated as its “Series B Convertible Participating Preferred Stock”and (ii) authorized the issuance of the shares of Common Stock issuable upon conversion of the Participating Preferred Stock (the “Conversion Shares”). The terms, limitations and relative rights and preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of the Participating Preferred Stock are set forth in the Certificate of Designation.

2.2 Purchase and Sale of the Participating Preferred Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 350,000 shares of Participating Preferred Stock, free and clear of any Liens (the “Investment”), at a purchase price of $1,000 per share.

2.3 Closing. Subject to any Closing Date Deferral (as defined below), the closing of the purchase and sale of the Participating Preferred Stock (the “Closing”) shall take place (i) at 10:00 a.m., New York time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or (ii) at such other place and at such date and time as the Company and the Purchaser may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no earlier than twelve (12) Business Days after the date hereof and no later than the third (3rd) Business Day after the day on which the last condition set forth in Article 6 is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions). At the Closing, the Company shall deliver to the Purchaser stock certificates representing the shares of Participating Preferred Stock, free and clear of any Liens, against payment by the Purchaser of $350,000,000 by wire transfer of immediately available United States funds to the Company (the “Purchase Price”).

2.4 Certificate of Designation. Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designation to be effective in accordance with applicable Law at or prior to the Closing.

2.5 Termination of Letter Agreement. Upon execution of this Agreement, the Letter Agreement shall be null and void and have no effect.

2.6 Strategic Review. The Purchaser acknowledges that the Board of Directors of the Company has publicly announced the commencement of a review of strategic alternatives available to the Company (the “Strategic Review”). Notwithstanding anything in this Agreement to the contrary, the Purchaser agrees that if the Company believes that execution of a definitive agreement with respect to an Alternative Transaction is reasonably likely to occur within fifteen (15) days following the date on which the Closing would otherwise be required pursuant to Section 2.3, the Company shall be entitled on one occasion to, at its option, to defer (the “Closing Date Deferral”) the Closing Date for up to fifteen (15) days following the date upon which Closing is otherwise required pursuant to Section 2.3, subject in all events to the satisfaction or waiver of the conditions in Article 6 and to the rights of each of the parties under Article 7; provided that in no event shall any Closing Date Deferral extend the Closing beyond December 31, 2008. The date to which the Company extends the Closing pursuant to this Section 2.6 is the “Deferral Date”.

3. Representations and Warranties of the Company. Except as set forth in (i) the disclosure schedules delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation or warranty to the extent specified therein and such other representations or warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representations or warranties reasonably apparent) or (ii) the Recently Filed SEC Reports (to the extent such information is disclosed in reasonable detail and is disclosed in such a way as to make its relevance to the applicable representations and warranties contained herein reasonably apparent), the Company hereby represents and warrants to the Purchaser as follows:

3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and the Investor Rights Agreement, to execute and file the Certificate of Designation, to issue the Participating Preferred Stock and the Conversion Shares issuable upon conversion of the Participating Preferred Stock, to consummate the other transactions contemplated hereby and thereby and by the Certificate of Designation and to perform its obligations hereunder and thereunder and under the Certificate of Designation. True, complete and correct copies of the Third Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Third Amended and Restated Bylaws (the “Bylaws”) of the Company, as of the date of this Agreement, have previously been publicly filed by the Company and are available to the Purchaser.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, and 125,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on October 7, 2008, (A) 349,801,992 shares of Common Stock were issued and outstanding, of which 68,542 shares were subject to future vesting requirements or risk of forfeiture back to the Company or a right of repurchase by the Company (collectively, “Company Restricted Stock”) and (B) 36,954,530 shares of Common Stock were reserved and available for issuance pursuant to the Stock Plans, of which 8,601,582 shares were subject to outstanding Company Options with a weighted average exercise price of $13.2005 per share, and 1,029,938 shares of Common Stock were subject to restricted stock unit awards granted under the Company Stock Plans (such unit awards, together with any other restricted stock unit awards granted to employees of the Company after October 7, 2008 in the ordinary course of business consistent with past practice, the “Company Restricted Units”).

(b) As of the date of this Agreement, (i) except as described in Section 3.2(a) or 3.2(d), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Common Stock on a deferred basis, rights to purchase or receive Common Stock or other equity-based awards that are settleable in Common Stock issued or granted by the Company or any of the Company Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries and (ii) no shares of Company Restricted Stock or Company Restricted Units were subject to performance-based vesting criteria. All outstanding shares of Common Stock are, and all shares which may be issued pursuant to the exercise of Company Options and the vesting of Company Restricted Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), as amended, the certificate of incorporation of the Company as in effect from time to time, the by-laws of the Company as in effect from time to time, or any contract to which the Company is a party or otherwise bound. During the period from October 7, 2008, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by the Company or any of the Company Subsidiaries of any shares of capital stock (including Company Restricted Stock) or other voting securities or Equity Interests of the Company (other than issuances or grants of shares of Common Stock pursuant to (A) the Stock Plans in the ordinary course of business consistent with past practice and (B) the exercise of Company Options outstanding on October 7, 2008, as required by their terms as in effect on October 7, 2008). The consummation of the transactions contemplated by this Agreement, the terms of the Participating Preferred Stock and the Investor Rights Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements under which the Company or any of its Subsidiaries is or may be obligated to issue or acquire shares of any of its capital stock that have not been properly waived.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries (i) having the right to vote on any matters on which holders of capital stock or other Equity Interests of the Company or any of the Company Subsidiaries may vote (“Company Voting Debt”) or (ii) convertible into Equity Interests of the Company.

(d) Except as provided for in the Company Rights Plan, or pursuant to the Stock Plans, as of the date of this Agreement, there are (i) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (A) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, the Company or any of the Company Subsidiaries or (B) any Company Voting Debt and (ii) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries.

(e) None of the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries.

3.3 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Participating Preferred Stock, and the filing of the Certificate of Designation, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Conversion Shares upon the conversion of the Participating Preferred Stock (the “Transactions”), has been taken; no vote of the stockholders of the Company is necessary to adopt this Agreement and approve the Transactions under the DGCL, the rules of the New York Stock Exchange, or the Certificate of Incorporation and the Bylaws. Assuming this Agreement constitutes the legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. At or prior to the Closing, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Participating Preferred Stock.

3.4 Valid Issuance; Preference; No Manipulation; General Solicitation; No Integration.

(a) The Participating Preferred Stock being purchased by the Purchaser pursuant to this Agreement will, upon issuance pursuant to the terms of this Agreement and upon payment therefor, be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens or preemptive or similar rights. Upon their issuance in accordance with the terms of the Participating Preferred Stock, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens or preemptive or similar rights. Subject to the accuracy of the representations made by the Purchaser in Section 4, the offer, sale and issuance to the Purchaser of the             shares of Participating Preferred Stock and their conversion into Conversion Shares will be in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state “blue sky” securities laws. As of the date hereof, the Company is eligible to file a registration statement on Form S-3 under the Securities Act and is current in its filings with the Securities and Exchange Commission (the “SEC”) under Section 13(a) of the Exchange Act.

(b) The Company has no authorized or outstanding class of equity securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Participating Preferred Stock.

(c) The Company has not taken, in violation of applicable Law, any action designed to, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

(d) Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) of investors with respect to offers or sales of the Participating Preferred Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to the Company’s knowledge, is or will be integrated with the Participating Preferred Stock sold pursuant to this Agreement.

3.5 No Regulatory Approvals; No Conflict. No material consent, approval, order or authorization from, or filing, registration or declaration with, any Person or Governmental Authority that has not been obtained is required for (i) the execution, delivery and performance of the Transaction Agreements by the Company, (ii) the filing of the Certificate of Designation and the issuance of the Participating Preferred Stock or (iii) except with respect to the expiration or earlier termination of any applicable waiting period under the HSR Act and any approvals or consents required under the FPA, the issuance of the Conversion Shares upon conversion of the Participating Preferred Stock. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the other transactions contemplated hereby will not (A)(i) conflict with or result in any violation of any provision of the Certificate of Incorporation or the Bylaws or the organizational documents of any of the Company’s Subsidiaries, (ii) violate, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation or acceleration arising under any Contract or cause any liabilities or additional fees to be due thereunder or (iii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or on the business or material properties or assets of the Company or any of its Subsidiaries, or (B) result in the imposition of any Lien on the business or material properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (A)(ii), (A)(iii) and (B) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the execution and delivery of the Transaction Agreements, the issuance of the Participating Preferred Stock and the Conversion Shares and the consummation of the other transactions contemplated hereby and thereby and by the Certificate of Designation or the performance of the obligations of the Company hereunder and thereunder or under the Certificate of Designation will result in the suspension, revocation, impairment or forfeiture of any Permit (as defined below) applicable to the Company or any of its Subsidiaries, their businesses or operations or any of their assets or properties, except for such suspensions, revocations, impairments, forfeitures or renewals that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

3.6 SEC Reports; Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed by the Company with the SEC since January 1, 2007. As of its date of filing, each SEC Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, and none of such SEC Reports (including any and all financial statements included therein) contained when filed (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (i) complied as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes (none of which are material).

(c) The unaudited balance sheet and the related unaudited statement of operations and unaudited statement of cash flows for the period ended on June 30, 2008, included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed in the Recently Filed SEC Reports (i) present fairly in all material respects the financial condition of the Company as of such date and the results of operations for the six (6) month period then ended and (ii) were prepared on a basis consistent with the Company’s past practice, subject to normal year-end adjustments and the absence of footnotes (none of which are material).

(d) The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to the Purchaser a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

3.7 Undisclosed Liabilities. Except for liabilities included or reserved for in the unaudited consolidated balance sheet of the Company as of June 30, 2008 or disclosed in the notes thereto included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that are or could be material (individually or in the aggregate) to the Company and its Subsidiaries of a nature required (if known) to be disclosed on a consolidated balance sheet or in the related notes thereto, taken as a whole, except liabilities incurred in the ordinary course of business subsequent to June 30, 2008 and except for such liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.8 Contracts.

(a) Set forth on Schedule 3.8(a) is a list of all Contracts restricting the payment of dividends upon, or the redemption or conversion of, the shares of the Participating Preferred Stock or the Conversion Shares.

(b) Neither the Company nor any of its Subsidiaries is, or to the knowledge of the Company, is alleged to be (nor, to the Company’s knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract. Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto enforceable against the Company and, to the knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.9 Affiliate Transactions. Other than in the ordinary course of business on an arm’s length basis, there are no transactions between the Company, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) to the knowledge of the Company, record or beneficial owner of five (5) percent or more of the voting securities of the Company or (C) affiliate or family member of any such officer or director or, to the knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, indemnification agreements and similar transactions. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (A) or, to the knowledge of the Company, clauses (B) through (C).

3.10 No Adverse Changes. Since June 30, 2008, there has not been a Material Adverse Effect.

3.11 Title. Except for Liens created under or permitted by the Credit Agreement, the Company and each of its Subsidiaries have good and marketable title to their respective owned properties and assets, and good title to their respective leasehold estates in leased properties and assets, in each case subject to no Lien, other than Liens that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

3.12 Compliance with Law; Permits.

(a) Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Certificate of Incorporation or the Bylaws, or the organizational documents of any of its Subsidiaries, (ii) is in violation or default of any Order or any Law, except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since January 1, 2008, any written notice of, and to the knowledge of the Company, no investigation or review is in process or threatened by any Governmental Authority with respect to, any material violation or alleged violation of any Order or Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.

3.13 Litigation. There is no Action pending, or to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no Governmental Authority is threatening to impose a material adverse Order on the Company or any of its Subsidiaries. As of the date hereof, except as set forth in the Recently Filed SEC Reports, there is no material claim, action, suit, case, arbitration, litigation, or any proceeding by or before any Governmental Authority (an “Action”) by the Company or any of its Subsidiaries currently pending.

3.14 Tax Matters.

(a) (i) All material Tax Returns that have been required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed (subject to any extensions which the Company or any of its Subsidiaries has timely filed) and such Tax Returns were, at the time of filing, true, correct and complete in all material respects, (ii) all material Taxes of the Company and its Subsidiaries due and payable, whether or not shown on such Tax Returns, have been paid in full, or where payment is not due, such Taxes if accrued as of the date of the Company’s most recent financial statements, have been adequately provided for on such financial statements, (iii) since the date of the Company’s most recent financial statements, none of the Company or any of its Subsidiaries has incurred any liability for material Taxes outside the ordinary course of business consistent with past practice, (iv) no examination or audit of any Tax Return relating to any material Taxes of the Company or any of its Subsidiaries or with respect to any material Taxes due from the Company or any of its Subsidiaries by the Internal Revenue Service or the appropriate state, local or foreign taxing authority is currently in progress or, to the knowledge of the Company, threatened or contemplated, (v) no assessment of material Tax has been proposed in writing against the Company or any of its Subsidiaries or any of their assets or properties, (vi) no waiver of statutes of limitation have been given by or requested with respect to any material Taxes of the Company or its Subsidiaries, (vii) there are no Liens for Taxes on any asset of the Company or any of its Subsidiaries other than for Taxes not yet due and payable, or if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (viii) neither the Company nor any of its Subsidiaries has any current material liability, and to the knowledge of the Company no events or circumstances have occurred which could result in any material liability, for Taxes of any Person (other than the Company and its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (B) as a transferee or successor, (ix) none of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (x) all material Taxes required to be withheld, collected or deposited by the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority, (xi) neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), and (xii) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity Contract or similar arrangement, except under any such Contract or arrangement entered into in the ordinary course of business.

(b) For purposes of this Agreement, the term (i) “Taxes” means all taxes, charges, fees, levies or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) “Tax Return” means any return, report, information return or other similar document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including any amendments thereto.

3.15 Broker; Fees. Except for Goldman Sachs & Co. neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.16 Anti-Takeover Provisions Not Applicable. The Board of Directors has duly authorized and approved this Agreement, the Investor Rights Agreement and the Certificate of Designation and the transactions contemplated hereby and thereby such that no other action or approval of the Board of Directors or any Person is needed to exempt this Agreement, the Investor Rights Agreement and the Certificate of Designation and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL (or any similar Laws).

3.17 Rights Agreement.  Immediately prior to the execution of this Agreement, the Board of Directors of the Company adopted resolutions pursuant to Section 1 of the Rights Agreement between Reliant Resources, Inc. and The Chase Manhattan Bank, as Rights Agent, including a form of Rights Certificate, dated as of January 15, 2001 (the “Rights Agreement”) providing that the Purchaser shall not be deemed an “Acquiring Person” (as defined in the Rights Agreement) solely as a result of entering into this Agreement and/or the other transactions contemplated hereby (including issuance of the Conversion Shares) unless and until such time as the Purchaser or any Affiliate or Associate (each as defined in the Rights Agreement) of the Purchaser shall purchase or otherwise become the Beneficial Owner (as defined in the Rights Agreement) of additional shares of Common Stock (other than pursuant to the terms of the Participating Preferred Stock), unless the Purchaser, together with all Affiliates and Associates of the Purchaser, is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. The resolutions referred to in this Section 3.17 have not been rescinded, modified or withdrawn.

3.18 Trading in Common Stock. From and including September 29, 2008 through the date hereof, the Company has not, directly or indirectly, repurchased or redeemed any shares of Common Stock or otherwise engaged in any market making activities that could have impacted the trading value of the Common Stock.

4.  Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it will be a party and to perform each of its obligations hereunder and thereunder.

4.2 Authorization. All partnership action on the part of the Purchaser or its limited partners or general partner necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the Transactions has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3 No Conflict. No material consent, approval, order or authorization from, or filing, registration or declaration with, any Person or Governmental Authority that has not been obtained is required for the execution, delivery and performance of the Transaction Agreements by Purchaser. The execution, delivery and performance of the Transaction Agreements by the Purchaser and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the limited partnership agreement, certificate of formation or other equivalent organizational documents of the Purchaser, (ii) violate, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation or acceleration arising under any Contract or cause any liabilities or additional fees to be due thereunder or (iii) conflict with or violate any Law or Order applicable to the Purchaser or on the business or material properties or assets of the Purchaser, other than, in the case of (iii) above, as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements.

4.4 Purchase Entirely for Own Account. The Purchaser is acquiring the Participating Preferred Stock (and the Conversion Shares) for its own account and not with a view to, or for sale in connection with, any distribution of the Participating Preferred Stock or Conversion Shares in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Participating Preferred Stock or Conversion Shares.

4.5 Investment Company. The Purchaser is not an “investment company”, a company “controlled” by an “investment company”, or an “investment adviser” within the meaning of the Investment Company Act or of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

4.6 Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Participating Preferred Stock for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Purchaser acknowledges and affirms that it has completed an investigation, analysis and evaluation of the Company, that it has made all such reviews and inspections of the business, results of operations and financial condition of the Company as it deemed necessary or appropriate, and that in making its decision to enter into this Agreement and consummate the transactions contemplated hereby it has relied on such investigation, analysis, and evaluation of the representations and warranties set forth in Article 3.

4.7 Securities Not Registered. The Purchaser understands that the shares of Participating Preferred Stock has not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Participating Preferred Stock must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.8 Trading in Company Securities. Neither the Purchaser nor its Affiliates have, directly or indirectly, entered into any hedging, short sale, derivative, put or call transaction or any similar transaction with respect to any equity securities of the Company from the date of the Letter Agreement through the date hereof.

4.9 Broker; Fees. Neither Purchaser nor any of its Affiliates has employed any broker or finder, or incurred any liability for any brokerage or finders’ fee or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.10 Funds. Attached here to is a true, accurate and complete copy of the executed equity commitment letter to provide equity financing to the Purchaser (the “Commitment Letter”). As of the date hereof, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the Purchaser and the other party thereto. The Commitment Letter is in full force and effect and has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect, and the Purchaser is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein. The proceeds from the Commitment Letter constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, and are sufficient for the satisfaction of all of the Purchaser’s obligations under this Agreement, including the payment of the aggregate purchase price hereunder. The Purchaser has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letter. The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder.

5. Covenants.

5.1 Commercially Reasonable Efforts. From and after the date hereof through the Closing Date, and with respect to the filings, consents and approvals under the HSR Act and FPA referred to below, following the Closing, subject to the terms and conditions of this Agreement (including Sections 6.1(b), 6.1(c) and 6.3(f), which for the avoidance of doubt, shall include working in good faith to enter into definitive documentation by the Waiver Expiry Date (but in any event prior to the End Date) with each of the parties to the ML Letter Agreement and Affiliates of Goldman Sachs & Co. in connection with the satisfaction of Sections 6.1(b) and 6.1(c), respectively), each party will use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, to satisfy all conditions in this Agreement and to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions (including to permit the Purchaser’s exercise of voting rights under Section 4(a) of the Certificate of Designation and to permit the conversion of the Participating Preferred Stock under Section 5 of the Certificate of Designation), including preparing and filing as promptly as reasonably practicable all applications, documentation and other information to effect all necessary filings or declarations with, or orders, consents, waivers, approvals, authorizations, licenses, consents, certificates, registrations, approvals or other permits of, any Governmental Authority or other Person; provided, that as soon as reasonably practicable, but in all events within thirty (30) days of the date hereof, the parties shall prepare and file all applications and other documents and information under the HSR Act and FPA as are necessary to authorize the exercise of the Purchaser’s voting rights under Section 4(a) of the Certificate of Designation and the conversion of the Participating Preferred Stock under Section 5 of the Certificate of Designation.

5.2 Interim Actions. If during the period between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated, the Company takes any action that, had the Participating Preferred Stock been outstanding at such time, (i) would have resulted in a distribution or payment to the holders of the Participating Preferred Stock, (ii) would, or together with other like events could, have resulted in any adjustments to the terms of the Participating Preferred Stock, including the Conversion Price (as defined in the Certificate of Designation), or (iii) would have required the prior approval of or consent by the holders of the Participating Preferred Stock, then the taking of any such action by the Company shall require the approval of the Purchaser.

5.3 Notification of Certain Matters. Following the execution of this Agreement and prior to the Closing, the Company shall give prompt written notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 3 to be untrue in manner that would be reasonably likely to result in the failure of any condition set forth in Article 6, or the failure of the Company to comply with or satisfy any covenant or agreement under any of the Transaction Agreements. Following the execution of this Agreement and prior to the Closing, the Purchaser shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 4 to be untrue in a manner that would be reasonably likely to result in the failure of any condition set forth in Article 6, or the failure of the Purchaser to comply with or satisfy any covenant or agreement under this Agreement.

5.4 Confidentiality. The Purchaser acknowledges that it is bound by the Confidentiality Agreement, dated September 25, 2008 (the “Confidentiality Agreement”), between the Company and First Reserve XII Advisors, L.L.C., which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.5 Treatment of the Participating Preferred Stock by the Company. The Company shall not treat the Participating Preferred Stock (based on its terms) as “preferred stock” as defined in Treasury Regulations Section 1.305-5(a) unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code).

5.6 Trading in Company Securities.

(a) The Purchaser agrees that it shall not and shall cause its Affiliates not to, directly or indirectly, enter into any hedging, short sale, derivative, put or call transaction or any similar transaction with respect to any equity securities of the Company (the “Restrictions”), in each case for the six (6) month period beginning September 29, 2008; provided, that, notwithstanding anything to the contrary, all Restrictions shall lapse upon the occurrence of a Change of Control (as defined in the Certificate of Designation).

(b) The Company agrees that it shall not, directly or indirectly, repurchase or redeem any shares of Common Stock or otherwise engage in any market making activities that could impact the trading value of the Common Stock, in each case for the six (6) month period beginning September 29, 2008.

5.7 Board of Directors Representation. Pursuant to the Investor Rights Agreement, prior to or at the Closing, the Board of Directors shall increase the number of directors by one (1) and duly elect one (1) designee of the Purchaser to fill such newly created directorship in accordance with Article III, Section 3 the Bylaws.

5.8 Commitment Letter. The Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the financing transactions described in the Commitment Letter, including seeking to enforce its rights under the Commitment Letter. The Purchaser shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter.

5.9 Exclusivity. From and after the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, none of the Company or any of its Subsidiaries, Affiliates, officers, directors, employees, attorneys, accountants, investment bankers and other agents or representatives will, directly or indirectly, solicit or encourage any offers, bids or indications of interest, or initiate or engage in negotiations with any Person other than the Purchaser, in any such case with respect to any direct or indirect acquisition or purchase by any Person or entity from the Company or any of its Significant Subsidiaries of any debt or equity securities of the Company or any of its Significant Subsidiaries that would replace or obviate the need for the issuance of the Participating Preferred Stock; provided, however, that the foregoing shall not (i) apply to (x) indebtedness in the ordinary course of business consistent with past practice or (y) the indebtedness contemplated in the Commitment Letter, dated September 29, 2008, with GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P. and GSLP I Onshore Holdings Fund, L.L.C. (or any debt financing arrangement in lieu thereof on terms no less favorable to the Company) or (ii) be deemed to restrict the ability of the Company or any of its Subsidiaries to solicit any offer, bid or indication of interest with respect to, or to initiate or engage in negotiations or enter into any agreement with any Person with respect to, any merger, consolidation or sale of all or substantially all of the assets or equity of the Company or any of its Subsidiaries, or any recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary thereof.

5.10 Investor Rights Agreement. At or prior to the Closing, each of the Company and the Purchaser shall execute and deliver the Investor Rights Agreement.

5.11 Access to Information.

(a) Subject to the terms of the Confidentiality Agreement, from the date hereof through the Closing, the Company shall deliver to the Purchaser the items set forth in Section 3.1 of the Investor Rights Agreement on the terms set forth therein.

(b) Upon reasonable notice and subject to the terms of the Confidentiality Agreement, between the date hereof and the Closing the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser, reasonable access, during normal business hours during the period prior to the Closing, to all their respective properties, books, contracts, commitments and records; provided, however, that such access and information shall only be provided to the extent that in the reasonable good faith judgment of the Company, after consultation with legal counsel, such access or the provision of such information would not violate applicable Law; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third Person to such inspection or disclosure and such consent was not obtained or (ii) to disclose any privileged information of the Company or any of its Subsidiaries so long as the Company has taken all reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise the Company’s or such Subsidiary’s privilege with respect thereto. The parties shall seek appropriate substitute disclosure arrangements under circumstances in which the proviso to the immediately proceeding sentence applies.

6. Conditions Precedent.

6.1 Conditions to the Obligations of Each Party. The obligations of the Company and the Purchaser to consummate the purchase and sale of the Participating Preferred Stock at the Closing are subject to the satisfaction or waiver of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Investment (provided, that prior to asserting that this condition has not been satisfied, the party asserting that this condition has not been satisfied shall have used its reasonable best efforts (in the manner contemplated by Section 5.1) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

(b) The Company shall have entered into definitive documentation consistent with (or no less favorable to the Company than) the terms set forth in the Letter Agreement, dated as of September 29, 2008, from Merrill Lynch Commodities, Inc. Merrill Lynch Capital Corporation and Merrill Lynch & Co., Inc. to Retail Energy Power Supply, LLC and each of its subsidiaries (the “ML Letter Agreement”), a copy of which has been previously provided to the Purchaser. The Company and Merrill Lynch shall have (i) entered into such definitive documentation on or before the Waiver Expiry Date and (ii) each complied in all material respects with its obligations under the ML Letter Agreement (including any amendment thereto). There shall exist no pending litigation between the Company and any party to the Retail Facilities (as defined in Annex B of the Goldman Commitment Letter) as of the Closing Date.

(c) The Company shall have entered into definitive documentation with respect to new term loans in the amount of at least $650,000,000 on terms substantially the same as (or no less favorable to the Company than) those described in the commitment letter of Affiliates of Goldman Sachs & Co. dated September 29, 2008 and previously provided to the Purchaser, the closing of the financing pursuant to such definitive documentation shall have occurred, and the Company shall have borrowed term loans thereunder that yield cash proceeds to the Company (before fees and after discounts) of at least $624,000,000 (the “Goldman Commitment Letter”).

6.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the sale of the Participating Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:

(a) The representations and warranties of the Purchaser (i) set forth in Section 4.8 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) set forth in Sections 4.1 through 4.7, Section 4.9 and Section 4.10, shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except in the case of clause (ii) where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have an effect on the Purchaser that will, or would reasonably be expected to, materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

(b) The Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.

(c) The Purchaser shall have delivered to the Company a certificate, executed by an officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the sale of the Participating Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:

(a) The representations and warranties of the Company (i) set forth in Sections 3.2(a), 3.3, 3.4(a), 3.4(b), 3.10, , 3.17 and 3.18 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) set forth in Article 3, other than in Sections 3.2(a), 3.3, 3.4(a), 3.4(b), 3.10, 3.16, 3.17 and 3.18 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to qualifications as to materiality or Material Adverse Effect contained therein), except (in the case of clause (ii)) where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that in the case of clauses (i) and (ii) such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.

(b) The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.

(c) The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware, and the Purchaser shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to it that such filing has occurred and is effective.

(d) The Company shall have delivered to the Purchaser a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Except as set forth in the Recently Filed SEC Reports, there shall not have been any Material Adverse Effect since the date hereof, including, for the avoidance of doubt, an Insolvency Event in respect of the Company or any Significant Subsidiary of the Company.

(f) Any amendment or modification to the ML Letter Agreement (other than any extension of the waiver expiration date) shall not be adverse to the Purchaser in any material respect.

(g) Since the date hereof, no new material information shall have come to the Purchaser’s attention that is inconsistent in any material respect with information publicly disclosed by the Company prior to September 29, 2008 or otherwise disclosed by the Company to the Purchaser (or any of its Affiliates) prior to such date, in any such case where such new information represents or indicates a material and adverse change from the state of affairs so disclosed (with materiality determined by reference to the Company and its Subsidiaries, taken as a whole).

(h) The Company shall not be in default (as such term is defined in each respective instrument and which shall not include a party’s waiver of an alleged default) under any material debt instrument required to be filed as an Exhibit to the Company’s 10-K or the CSRA and Working Capital Facility (as defined in the ML Letter Agreement).

7. Termination.

7.1 Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time before the Closing:

(a) by mutual consent of the Company and the Purchaser;

(b) by either the Company or the Purchaser if:

(i) the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on the End Date (or, if later, the Deferral Date) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement; or

(ii) any Restraint having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable.

(c) by the Purchaser if any of the conditions in Section 6.1 or Section 6.3 are incapable of being satisfied by the End Date (or, if later, the Deferral Date) and the Purchaser shall not have breached in any material respect its obligations under this Agreement;

(d) by the Company if any of the conditions in Section 6.1 or Section 6.2 (except Sections 6.1(b) and 6.1(c)) are incapable of being satisfied by the End Date (or, if later, the Deferral Date) and Company shall not have breached in any material respect its obligations under this Agreement;

(e) by the Purchaser if (i) the Board of Directors approves and authorizes an Alternative Transaction or (ii) the Company enters into a definitive agreement providing for an Alternative Transaction;

(f) by the Company in conjunction with entering into a definitive agreement providing for an Alternative Transaction;

(g) By the Purchaser if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date, or, if later, the Deferral Date, provided that the Purchaser shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; or

(h) By the Company if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, or if later, the Deferral Date, provided that the Company shall have given the Purchaser written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination.

7.2 Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no effect, other than in respect of any breach hereof prior to such termination, and Section 8.7 shall continue to apply following termination in accordance with its terms.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. The Purchaser and the Company will consult with each other before issuing, and provide each other the reasonable opportunity to review and comment on, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, unless required by applicable Law or the rules of a national securities exchange. In the event that any party concludes that it is required by law or the rules of a national securities exchange to make a public statement with respect to this Agreement or the transactions contemplated herby or make any public filing with respect thereto, including any filing with the SEC, such party will immediately provide to the other parties hereto for review a copy of any such press release, statement or filing, and will not issue any such press release, or make any such public statement or filing, prior to such consultation and review, unless required by applicable Law or the rules of a national securities exchange.

8.2 Interpretation. Section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrase “the date of this Agreement,” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party must be agreed to in writing by such party unless otherwise indicated in this Agreement. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by email or facsimile, and shall be given:

(a) If to the Company, to:

Reliant Energy, Inc.
1000 Main Street, 12th Floor
Houston, Texas 77002
Attention: General Counsel
Email: MJines@reliant.com
Fax:  (713) 537-7465

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana Street
Suite 6800
Houston, Texas 77002
Attention: Frank Ed Bayouth II
Email: fbayouth@skadden.com
Fax: (713) 655-5200

(b) If to the Purchaser, to:

FR Reliant Holdings LP
c/o First Reserve Corporation,
One Lafayette Place
Greenwich, CT  06850
Attention: Alan G. Schwartz
Email: aschwartz@firstreserve.com
Fax: (203) 661-6729

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: William E. Curbow
Email: wcurbow@stblaw.com
Fax: (212) 455-2502

or such other address, email or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.3.

8.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with applicable Laws, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

8.5 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the Southern District of New York in New York, New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7 Expenses; Termination Fee. The Company shall be responsible for its own expenses incurred in connection with the Investment and the other transactions contemplated by the Transaction Agreements. In addition, the Company agrees to reimburse the Purchaser for all of its reasonable out-of-pocket fees and expenses or to pay directly such fees and expenses of the Purchaser, including the fees and expenses of attorneys, accountants and consultants employed by it, in connection with the Investment and the other transactions contemplated by the Transaction Agreements, whether or not the Closing occurs or this Agreement is terminated; provided, however, that the Company shall not be obligated to pay such Purchaser’s fees and expenses if Purchaser is in material breach of this Agreement. In addition, in the event that (a) this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f) or under any other Section contained in Section 7.1 (other than Section 7.1(h)) if at the time of termination under such other Section, termination under Section 7.1(e) or Section 7.1(f) was permitted, or (b) this Agreement is terminated pursuant to Section 7.1 for any reason (other than any termination (x) pursuant to Section , (y) in the circumstances described in clause (a) above or (z) under the circumstances described in clause (c) below) and prior to the date ninety (90) days after the date of termination hereof, the Company, directly or indirectly, enters into any definitive agreement providing for an Alternative Transaction, or (c) the End Date has been extended to December 15, 2008 or later by virtue of an extension of the Waiver Expiry Date and this Agreement is thereafter terminated pursuant to Section 7.1 for any reason (other than any termination (x) by the Company pursuant to Section 7.1(h) or (y) under the circumstances described in clause (a) above), then the Company shall pay the Purchaser $35 million in cash, by wire transfer of immediately available funds to an account designated by the Purchaser in writing (the “Termination Fee”). The Company shall pay the Termination Fee immediately upon, and as a condition to the effectiveness of, termination in the case of a termination of this Agreement by the Company in the circumstances described in either of clauses (a) or (c) above. In the case of a Termination Fee due under clause (b) of this Section 8.7, the Company shall pay the Termination Fee not later than the end of business on the second (2nd) Business Day following its entry into the definitive agreement providing for such Alternative Transaction. In the case of a Termination Fee due under clause (a) or (c) of this Section 8.7 where the Purchaser is the terminating party, the Company shall pay the Termination Fee not later than the end of business on the second (2nd) Business Day following termination of this Agreement. For the avoidance of doubt, the Company shall not be required to pay more than one Termination Fee under any circumstances. In circumstances where payment of the Termination Fee is required hereunder, upon such payment, when made, such Termination Fee shall be the Purchaser’s sole and exclusive remedy in respect of the termination of this Agreement (including for the avoidance of doubt the events giving rise to such termination).

8.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (and any purported assignment without such consent shall be void and without effect).

8.9 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any third party beneficiary to this Agreement or any other Transaction Agreement.

8.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.11 Entire Agreement; Amendments. This Agreement, the Investor Rights Agreement, and the Confidentiality Agreement constitute the entire agreement between the parties respecting the subject matter of this Agreement and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed by the parties.

8.12 Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement. The covenants and agreements contained in this Agreement shall survive the Closing indefinitely until such covenant or agreement is fully performed in accordance with the terms of such covenant and agreement.

8.13 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, monetary damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

8.14 Representation by Counsel; Mutual Drafting. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

*        *        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RELIANT ENERGY, INC.

By:
Name:
Title:

FR RELIANT HOLDINGS LP

By:
Name:
Title:

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

RELIANT ENERGY, INC.

Reliant Energy, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on [     ]:

WHEREAS, the Company’s Third Restated Certificate of Incorporation (the “Certificate of Incorporation”), authorizes 125,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation expressly vests with the Board the authority to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the designations, powers, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

1. Number; Designation; Rank.

1.1 This series of convertible participating Preferred Stock is designated as the “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”). The number of shares constituting the Series B Preferred Stock is 350,000 shares, par value $0.001 per share.

1.2 The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company senior in preference and priority to the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of Equity Security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to, or on parity with, the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”).

2. Dividends.

2.1 Each holder of issued and outstanding Series B Preferred Stock will be entitled to receive out of funds legally available for the payment of dividends for each share of Series B Preferred Stock, with respect to each dividend period:

(a) dividends at a rate per annum equal to the Applicable Rate of the sum of (A) $1,000 per share (the “Original Purchase Price”) plus (B) all accrued, accumulated and unpaid dividends that are payable on such share of Series B Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (the “Regular Dividends”); and

(b) participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the largest number of shares of Common Stock into which such share of Series B Preferred Stock could be converted on the record date of such dividends or other distribution on the Common Stock, assuming such converted             shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends” and, together with Regular Dividends, the “Dividends”)). For purposes of calculating any Participating Dividend to be paid during the Reset Period or as to which the applicable record date was during the Reset Period, the initial Conversion Price shall be deemed to be $8.00 (subject to adjustment as provided in 5); provided, however, that if (1) any Participating Dividend is paid during or in respect of the Reset Period and (2) the actual initial Conversion Price exceeds $8.00 (subject to adjustment as provided in 5), then notwithstanding anything in these resolutions to the contrary, the next succeeding Dividend(s) otherwise payable by the Company shall be reduced by an aggregate amount equal to (i) the aggregate amount, if any (the “Overage Amount”), by which (x) the amount of any Participating Dividends calculated pursuant to this sentence exceeds (y) the amount that such Participating Dividends would have been calculated to be using such actual initial Conversion Price, plus (ii) an additional amount on the unapplied Overage Amount at a rate per annum equal to 14%, compounded quarterly.

2.2 Regular Dividends will accrue and accumulate on a daily basis from the date of issuance and are payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a Business Day, the next succeeding Business Day (each such day, a “Regular Dividend Payment Date”). The amount of Regular Dividends payable for each full quarterly dividend period will be computed by dividing the annual rate by four. The amount of Regular Dividends payable for the initial dividend period, or any other dividend period shorter or longer than a full quarterly dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Regular Dividends will be paid to the holders of record of Series B Preferred Stock as they appear in the records of the Company at the close of business on the 15th day of the calendar month in which the applicable Regular Dividend Payment Date falls or on such other date designated by the Board for the payment of Regular Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Regular Dividend Payment Date. Any payment of a Regular Dividend will first be credited against the earliest accumulated but unpaid Regular Dividend due with respect to such share that remains payable.

2.3 Regular Dividends are payable only in cash. Regular Dividends will accrue and accumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Regular Dividends and whether or not Regular Dividends are declared. As set forth in 2.2, Regular Dividends will accumulate and compound quarterly to the extent they are not paid.

2.4 Participating Dividends are payable at the same time as and when such dividend or other distribution on Common Stock is paid to the holders of Common Stock. So long as any share of Series B Preferred Stock is outstanding, (i) no dividend or other distribution may be declared or set aside for payment upon any Common Stock unless the full corresponding Participating Dividend on all shares of Series B Preferred Stock then outstanding has been or is contemporaneously declared or set aside for payment and (ii) no dividend or other distribution may be paid on any Common Stock unless the corresponding Participating Dividend on all shares of Series B Preferred Stock then outstanding has been or is contemporaneously paid in full.

2.5 So long as any share of Series B Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind, nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except by conversion into or exchange for other Junior Securities and except for the redemption of Rights issued pursuant to the Company Rights Plan (provided that the rights associated with any Common Stock issued upon conversion of the Series B Preferred Stock would also be so redeemed)), unless, in each case, full cumulative Dividends (including those in arrears) on all shares of Series B Preferred Stock then outstanding have been or are contemporaneously declared and paid in full (including for the then current dividend period).

2.6 Each holder of issued and outstanding Series B Preferred Stock acknowledges that the payment of Dividends hereunder, and any redemption or repurchase of the Series B Preferred Stock pursuant to Section 6 or Section 7, is subject to and may be limited by restrictions imposed by the Company’s Debt.

3. Liquidation Preference.

3.1 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series B Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price per share plus (B) all accrued, accumulated and unpaid Dividends on such share of Series B Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (such sum, as adjusted, the “Regular Liquidation Preference”) and (ii) an amount equal to the amount the holders of Series B Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Series B Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (the “Participating Liquidation Preference”, and such greater amount, the “Liquidation Preference”). For purposes of calculating any Participating Liquidating Preference to be paid during the Reset Period or as to which the applicable record date was during the Reset Period, the initial Conversion Price shall be deemed to be $8.00 (subject to adjustment as provided in 5).

3.2 After payment to the holders of Series B Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series B Preferred Stock, in such capacity, will have no right or claim to any of the assets of the Company.

3.3 The value of any property not consisting of cash that is distributed by the Company to the holders of the Series B Preferred Stock in payment of Dividends or Liquidation Preference will equal the Fair Market Value thereof.

3.4 For the purposes of this 3, neither of (i) the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company, (ii) the consolidation or merger of the Company with or into one or more Persons, nor (iii) a Change in Control shall be deemed to be a liquidation, dissolution or winding-up of the Company.

4. Voting Rights; Board Representation.

4.1 The holders of Series B Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Series B Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the record date are convertible on such record date; provided, however, that the voting rights granted under this 4.1 shall be conditioned upon, and shall only be effective upon, the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the receipt of all applicable consents or approvals under the Federal Power Act, as amended (the “FPA”), in each case as required to be obtained prior to the exercise of such voting rights by the Original Holder (provided further, for the avoidance of doubt, to the extent the Original Holder determines at any time, in its sole discretion, to exercise the voting rights provided in this 4.1 as to all or any portion of the Series B Preferred Stock, then upon written notice to the Company specifying the applicable number of shares, the Original Holder (or any successor or transferee thereof) immediately thereafter shall be granted the voting rights specified under this 4.1 with respect to such specified shares of Series B Preferred Stock so long as the granting of such voting rights does not require any prior expiration, termination, approval or consent under the HSR Act or FPA). For purposes of determining the number of votes to which a holder of Series B Preferred Stock is entitled for any vote during the Reset Period or as to which the applicable record date was during the Reset Period, the initial Conversion Price shall be deemed to be $8.00 (subject to adjustment as provided in 5).

4.2 So long as any shares of Series B Preferred Stock remain outstanding, except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class:

(a) any issuance of shares of Series B Preferred Stock or other shares of Preferred Stock (excluding the issuance of Series A Preferred Stock of the Company pursuant to the Company Rights Plan or any successor thereto);

(b) any amendment, repeal, alteration, addition, deletion or other change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series B Preferred Stock in any manner, including but not limited to by way of merger, consolidation or otherwise (unless pursuant to or in connection with, and in any such case effective only upon the consummation of, a transaction that constitutes a Change of Control), and whether by Board resolution, amendment to the Certificate of Incorporation or Bylaws or otherwise;

(c) any authorization (and if authorized, any increase in the authorized amount), creation or issuance (including by way of merger, consolidation, reclassification or otherwise (unless pursuant to or in connection with, and in any such case effective only upon the consummation of, a transaction that constitutes a Change of Control) of any new class or series of capital stock having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock;

(d) any amendment, repeal, alteration, addition, deletion or other change of any provision of the Certificate of Incorporation or the Bylaws of the Company in any manner (including by way of merger, consolidation or otherwise (unless pursuant to or in connection with, and in any such case effective only upon the consummation of, a transaction that constitutes a Change of Control)) that adversely affects the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series B Preferred Stock to the holders thereof;

(e) any authorization or making of any repurchase or redemption of any shares of Common Stock or any other engagement in any market making activities that could impact the trading value of the Common Stock during the Reset Period;

(f) any liquidation or dissolution or the filing of a voluntary petition for bankruptcy or the adoption of any plan for any of the foregoing;

(g) incurrence of any Debt (excluding (A) up to $750 million under the Facility or a similar arrangement that replaces or refinances the Facility and (B) any Debt the proceeds of which are used (I) to replace, refinance or defease any existing Debt provided that the principal amount (or accreted value, if applicable) of such newly incurred Debt does not exceed the principal amount (or accreted value, if applicable) of the existing Debt so replaced, refinanced or defeased (plus all accrued interest on such existing Debt and the amount of all expenses, costs and fees and premiums incurred in connection therewith) or (II) to redeem in full or in part the Series B Preferred Stock under the terms set forth herein) that would cause on a pro forma basis the ratio of (x) Consolidated Total Debt (including for such purposes the Series B Preferred Stock) to (y) Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements are available prior to such incurrence to exceed 5.00 to 1.00; and

(h) entry into any contract, understanding or other arrangement to do any of the foregoing, except if such contract, understanding or arrangement expressly provides that the undertaking of any of the foregoing is subject to the prior approval of the holders of Series B Preferred Stock.

4.3 Effective as of the consummation of the purchase of the Series B Preferred Stock by the Original Holder on the Original Issuance Date, the number of directors constituting the Board shall be automatically increased by one (1) and the Original Holder shall have the right to designate one (1) individual (herein referred to as the “Preferred Nominee”), and the Board shall appoint such Preferred Nominee to such newly created directorship. The Preferred Nominee so appointed shall serve until the next annual meeting of the stockholders of the Company and until his or her successor is elected and qualifies, unless the Preferred Nominee is earlier removed pursuant to 4.4 below. The Board shall cause the Company to include the Preferred Nominee in the slate of nominees recommended by the Board to the holders of Common Stock for election at the 2009 annual meeting of stockholders of the Company and, subject to 4.4, for reelection at every meeting thereafter and shall use all commercially reasonable efforts to cause the election of the Preferred Nominee, including soliciting proxies in favor of his or her election. In the event the Preferred Nominee resigns, is unable to serve as a member of the Board, is removed from the Board or fails to be elected as a member of the Board at any annual stockholders meeting, the Original Holder shall have the right to nominate another individual (a “Substitute Nominee”) and the Board shall appoint such Substitute Nominee to fill the vacancy created by the resignation or removal of the prior Preferred Nominee, at which point such Substitute Nominee shall be deemed to be the Preferred Nominee.

4.4 Notwithstanding the foregoing, at such time as the outstanding shares of Series B Preferred Stock (or Common Stock issued on conversion of Series B Preferred Stock or a combination thereof) beneficially owned by the Original Holder and its Affiliates are less than 50% of the shares of Series B Preferred Stock issued to the Original Holder or its Affiliates on the Original Issuance Date (or Common Stock issuable upon conversion of such Series B Preferred Stock (taking into account any adjustments under 5.4), as applicable), then, automatically and immediately, without any further action on the part of the Company or the Board, the Preferred Nominee shall be removed from the Board and the number of directors constituting the Board shall be automatically decreased by one, and thereafter, the Original Holder shall not be entitled to designate the Preferred Nominee or any Substitute Nominee under this 4. The Company and the Board shall take any and all actions within their respective power to ensure compliance with the terms of this 4.4.

5. Conversion.

Each share of Series B Preferred Stock is convertible into shares of Common Stock as provided in this 5.

5.1 Optional Conversion. Each holder of Series B Preferred Stock is entitled to convert, at any time and from time to time (provided that no such holder shall be permitted to convert except to the extent that any applicable waiting period under the HSR Act and any applicable consents or approvals under the FPA required in connection with such conversion shall have expired, terminated or been obtained, as the case may be), at the option and election of such holder, any or all outstanding shares of Series B Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the amount determined by dividing (i) the sum of the Original Purchase Price plus, subject to the last sentence of this 5.1, the amount of all accrued, accumulated and unpaid Regular Dividends by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially means the lesser of (x) $11.00 and (y) the greater of (A) the lowest volume weighted average of the trading prices per share of Common Stock on the NYSE during regular trading hours measured for any twenty (20) consecutive trading day period over the six (6) month period beginning September 29, 2008 (the “Reset Period”) and (B) $8.00. The Conversion Price is subject to adjustment from time to time as provided in this 5. At the time of any conversion hereunder, the Company may elect to pay in cash the accrued and accumulated Regular Dividends for the then-current quarter which would otherwise be payable on the next Regular Dividend Payment Date to the holders of the Series B Preferred Stock who elect to convert shares of Series B Preferred Stock pursuant to this Section 5(a).

5.2 Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the Fair Market Value as of the Conversion Date (as defined in 5.3). If more than one share of Series B Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series B Preferred Stock converted by such holder at such time.

5.3 Mechanics of Conversion.

(a) In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder must surrender the certificates representing such shares of Series B Preferred Stock, accompanied by transfer instruments reasonably satisfactory to the Company, free of any adverse interest or liens at the office of the Company’s transfer agent (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. The date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the “Conversion Date”). As soon as practicable after the Conversion Date, but in no event more than two (2) trading days after the Conversion Date, the Company shall promptly issue and deliver (or cause to be delivered) to such holder a certificate (or evidence of book entry) for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, in exchange for the certificates formerly representing shares of Series B Preferred Stock. Such conversion will be deemed to have been made on the Conversion Date, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. In case fewer than all the shares represented by any such surrendered certificate(s) are to be converted, a new certificate or certificates shall be issued representing the unconverted shares of Series B Preferred Stock without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for shares of Common Stock or Series B Preferred Stock are issued in a name other than the name of the converting holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series B Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series B Preferred Stock are issued in a name other than the name of the registered holder.

(b) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or a combination of both) for the purpose of effecting the conversion of the Series B Preferred Stock the highest number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series B Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(c) From and after the Conversion Date, Dividends on the Series B Preferred Stock to be converted on such Conversion Date will cease to accrue; such shares of Series B Preferred Stock will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series B Preferred Stock in respect of the             shares of Series B Preferred Stock to be converted (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that, in the event that a share of Series B Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the rights thereof as provided herein.

(d) In the event that a share of Series B Preferred Stock is converted into Common Stock after the close of business on a record date for the Regular Dividends, in lieu of payment of such dividend on the Regular Dividend Payment Date related thereto, all or part of such dividend shall, at the option of the Company and subject to the first sentence of 5.3(f) below, be payable in share(s) of Common Stock equal to the amount of such dividend (or the amount of the portion thereof to be so paid in shares of Common Stock, if applicable) divided by the Conversion Price pursuant to this 5.

(e) If the conversion is in connection with any sale, transfer or other disposition of shares of Series B Preferred Stock, the conversion may, at the option of any holder tendering any share of Series B Preferred Stock for conversion, be conditioned upon the closing of the sale, transfer or the disposition of shares of Series B Preferred Stock with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such shares of Series B Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(f) The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the NYSE. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration with or approval of any Person or Group under any federal or state law or the rules and regulations of the NYSE before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. So long as any Common Stock into which the shares of Series B Preferred Stock are then convertible is then listed on the NYSE, the Company will list and keep listed on the NYSE, upon official notice of issuance, all             shares of such Common Stock issuable upon conversion.

(g) All shares of Common Stock which may be issued upon conversion of the             shares of Series B Preferred Stock will, upon issuance by the Company, be duly and validly issued, fully paid and non-assessable, not issued in violation of any preemptive rights arising under law or contract and free from all liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

5.4 Adjustments to Conversion Price.

(a) Special Definitions. For purposes of this 5, the following definitions apply:

(i) “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(iii) “Additional Shares of Common Stock” means any shares of Common Stock issued (whether from the Company’s treasury or authorized and unissued shares of capital stock) or, as provided in clause (ii) below, deemed to be issued by the Company after the Original Issuance Date; provided that, notwithstanding anything to the contrary contained herein, Additional Shares of Common Stock will not include any of the following:

(i) shares of Common Stock issued or issuable as a Dividend or other distribution on shares of Series B Preferred Stock or Common Stock;

(ii) shares of Common Stock issued or issuable upon conversion of shares of Series B Preferred Stock and any other Convertible Security issued and outstanding on the Original Issuance Date;

(iii) shares of Common Stock issued or issuable prior to the Original Issuance Date or subsequently issued, in either case, to employees, officers or directors of the Company or its Subsidiaries pursuant to the Company’s benefit plans or arrangements approved by the Board;

(iv) shares of Common Stock issued in connection with a public offering;

(v) shares of Common Stock issued in connection with the acquisition of any business, products, technologies or other assets from any Persons pursuant to any transaction approved by the Board; and

(vi) shares of Common Stock issued or issuable pursuant to any shareholder rights plan adopted or modified by the Board; provided that any Common Stock issuable upon conversion of the Series B Preferred Stock would be entitled to such rights.

(iv) “Measurement Date” means (i) with respect to a dividend, distribution or issuance to the Company’s stockholders, the record date for determining the stockholders entitled to receive such dividend, distribution or issuance, and (ii) with respect to a transaction not contemplated by clause (i), the public announcement of such transaction (or, if no such public announcement is made, the date of issuance).

(b) Deemed Issuances of Additional Shares of Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

(i) No adjustment in the Conversion Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(ii) To the extent that Additional Shares of Common Stock are not issued pursuant to any such Option or Convertible Security upon the expiration or termination of an unissued, unexercised, unconverted or unexchanged Option or Convertible Security, the Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(iii) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, excluding a change resulting from the anti-dilution provisions thereof, but including a repricing of the exercise or conversion price thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(c) Determination of Consideration. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(i) Cash and Property. Aggregate consideration consisting of cash and other property will:

(i) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(ii) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

(iii) insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(ii) Options and Convertible Securities. The aggregate consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

(i) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities.

(d) Stock Splits and Combinations. If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding             shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(e) Issuances of Additional Shares of Common Stock. If the Company issues or is deemed to issue Additional Shares of Common Stock to any Person or Group without consideration or for a consideration per share less than the Fair Market Value per share of Common Stock immediately prior to the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the date of issuance, to a price determined by multiplying such Conversion Price by a fraction:

(i) the numerator of which will be the sum of (x) the number of             shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date, plus (y) the number of             shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value per share of Common Stock immediately prior to the Measurement Date, and

(ii) the denominator of which will be the sum of (x) the number of             shares of Common Stock that are outstanding, on a fully diluted basis, immediately prior to the Measurement Date, plus (y) the number of such Additional Shares of Common Stock issuable or so issued;

provided, however, that if, at the time of any conversion, the Conversion Price then in effect would result in the issuance of a number of shares of Common Stock representing more than 19.9% of the shares of Common Stock outstanding as of the Original Issuance Date, then, for purposes of such conversion, the Conversion Price shall be that amount that would result in the issuance of an aggregate number of shares of Common Stock equal to 19.9% of the             shares of Common Stock outstanding as of the date hereof, and in lieu of any further adjustment to the Conversion Price that otherwise would be applicable but for this proviso, the Company shall pay to such converting holder (not later than 15 Business Days after the Conversion Date) an amount per share of Series B Preferred Stock equal to the difference between (a) the Fair Market Value of the             shares of Common Stock (including fractional shares) into which such share of Series B Preferred Stock would have otherwise converted as of the Conversion Date if the foregoing proviso had not otherwise restricted the reduction of the Conversion Price and (b) the Fair Market Value of the shares of Common Stock (including fractional             shares) into which such share of Series B Preferred Stock are converted on of the Conversion Date after given effect to this proviso. For purposes of the foregoing, the “Fair Market Value” of a share of Common Stock shall be deemed to be the average of the daily closing prices for the ten (10) consecutive trading days immediately following the Conversion Date.

(f) Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(g) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share, as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to             shares of Common Stock held in treasury.

(h) Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, within ten (10) days following the Measurement Date, written notice from the holders representing at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock not specifically provided for in such notice.

(i) Tax Adjustment. Anything in this 5 notwithstanding, the Company may, but shall not be required to, make such downward adjustments to the Conversion Price, in addition to those required by this 5, to the extent that the Company, in its sole discretion, determines that such adjustments may prevent any event from being treated for U.S. federal income tax purposes as a taxable distribution to the holders of Common Stock.

(j) Par Value. Anything in this 5 notwithstanding, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

(k) No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this 5 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

5.5 Effect of Reclassification, Divestiture, Merger or Sale. If any of the following events occur, namely (x) any reclassification of the outstanding shares of Common Stock (other than a stock split or combination to which 5.4 applies), (y) any merger, consolidation or other combination of the Company with another Person as a result of which holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the assets of the Company to any other Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, in each case other than in connection with (i) a voluntary or involuntary liquidation, dissolution or winding up as to which 3 applies or (ii) a Change in Control requiring the Company to make (and consummate without withdrawal) a Change in Control Offer under 7, then appropriate provision will be made in any such transaction so that the shares of Series B Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series B Preferred Stock) immediately prior to such reclassification, merger, consolidation, combination, sale, conveyance or transfer; provided that:

(a) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, merger, consolidation, combination, sale, conveyance or transfer, then appropriate provision will be made in any such transaction so that the holders of Series B Preferred Stock shall be entitled to exercise an equivalent right of election as to the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock which would have otherwise been issuable upon conversion of the Series B Preferred Stock upon such reclassification, merger, consolidation, combination, sale, conveyance or transfer (which shall be deemed to be the kind and amount so receivable per share by a plurality of the holders of Common Stock in the event such holder of Series B Preferred Stock shall fail to make a timely election); or

(b) if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any Group of which such maker is a part, and together with any Affiliate or Associate of such maker and any members of any such Group of which any such Affiliate or Associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, appropriate provision will be made in any such transaction so that each holder of Series B Preferred Stock will thereafter be entitled to receive, upon conversion of such shares, the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Series B Preferred Stock immediately prior to the expiration of such tender offer, accepted such tender offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in 5.4.

This 5.5will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If 5.5applies to any event or occurrence, 5.4 will not apply to such event or occurrence.

5.6 Notice of Record Date. In the event of:

(a) any stock split or combination of the outstanding shares of Common Stock;

(b) any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(c) any reclassification, merger, consolidation, combination, sale, conveyance or transfer to which 5.5 applies;

(d) the dissolution, liquidation or winding up of the Company; or

(e) any other event constituting a Change in Control;

then the Company shall file with its corporate records and mail (or cause to be mailed) to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below, at least twenty (20) days prior to the date specified in (B) below, or as soon as practicable after the date specified in (C) below, a notice stating:

(i) the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined,

(ii) the date on which such reclassification, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution, winding up or other Change in Control described in (i) or (iv) of such definition, is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution, winding up or other Change in Control, or

(iii) with respect to a Change in Control described in clause (ii) or (iii) of such definition, the date on which the Company has knowledge that the Change in Control has occurred.

5.7 Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this 5, the Company at its expense shall promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series B Preferred Stock, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series B Preferred Stock.

6. Redemption.

Each share of Series B Preferred Stock is redeemable as provided in this 6.
6.1	Redemption at Option of the Company.

(a) On and after the third anniversary of the Original Issuance Date (the “Third Anniversary”), the Company, at its option and election, may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for cash consideration equal to the Original Purchase Price per each share of Series B Preferred Stock plus all accrued, accumulated and unpaid Dividends, provided that if the redemption is consummated on or prior to the fifth anniversary of the Original Date of Issuance (the “Fifth Anniversary”), in addition to the amount set forth above, such cash consideration will include a “make-whole” premium calculated to provide the present value as of the date such             shares are being redeemed (the “Redemption Date”) of the remaining Regular Dividends that would otherwise have accrued through the Fifth Anniversary (with the “make-whole” amount calculated using a discount rate equal to the Treasury Rate as of a date three (3) Business Days prior to the Redemption Date plus fifty (50) basis points (the “Discount Rate”)) (such amount, “Company’s Redemption Price”); provided, further, that prior to any such redemption by the Company, following receipt of the notice of redemption pursuant to 6.1(b), a holder of Series B Preferred Stock shall have the option to elect a conversion pursuant to 5.1.

(b) The Board shall fix a record date for the determination of the shares of Series B Preferred Stock to be redeemed pursuant to 6.1(a) above, and the Company shall deliver or cause to be delivered a notice of redemption not less than twenty (20) nor more than sixty (60) days prior to the Redemption Date, addressed to the holders of record of the Series B Preferred Stock as they appear in the records of the Company. Each such notice must state the following: (A) the record date and Redemption Date; (B) the Company’s Redemption Price as of the scheduled Redemption Date (it being understood that the actual Company’s Redemption Price will be determined as of the actual Redemption Date); (C) in the event there are multiple holders of Series B Preferred Stock to be redeemed, the name of the redemption agent to whom, and the address of the place to where, the shares of Series B Preferred Stock are to be surrendered for payment of the Company’s Redemption Price; and (D) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such Redemption Date.

6.2 Redemption at the Option of the Holder.

(a) On and after the seventh anniversary of the Original Issuance Date (the “Seventh Anniversary”), each holder of Series B Preferred Stock (each a “Holder”), at such Holder’s option and election, shall have the right to require the Company to redeem any or all of the outstanding shares of Series B Preferred Stock held of record by such Holder for a per share cash consideration equal to the Original Purchase Price, plus accrued, accumulated and unpaid Dividends (the “Holder’s Redemption Price”), and the Redemption Date shall be specified in such Holder’s Redemption Notice (as defined below), which date shall not be fewer than forty-five (45) nor later than ninety (90) days following delivery of such Holder’s Redemption Notice.

(b) In the event a Holder of Series B Preferred Stock shall elect to effect a redemption pursuant to 6.2(a) above, the Holder shall mail a written notice of such redemption to the Company in the form of Exhibit A (a “Holder’s Redemption Notice”), not less than forty-five (45) days nor more than ninety (90) days prior to the Redemption Date. Upon receipt by the Company of the Holder’s Redemption Notice, the Holder of the shares of Series B Preferred Stock in respect of which such Holder’s Redemption Notice was given shall (unless such Holder’s Redemption Notice is withdrawn as specified below) thereafter be entitled to receive the Holder’s Redemption Price with respect to such shares of Series B Preferred Stock, subject to this 6. Notwithstanding anything herein to the contrary, any Holder’s Redemption Notice delivered to the Company hereunder shall be irrevocable unless the Company consents in writing to the revocation thereof. The Company will promptly return to the respective Holders thereof all certificates (if any) representing any shares of Series B Preferred Stock with respect to which a Holder’s Redemption Notice has been revoked in compliance with this 6.2, in which case, upon such return, the Holder’s Redemption Notice with respect thereto shall be deemed to have been withdrawn.

6.3 Mechanics of Redemption.

(a) In the event there are multiple holders of Series B Preferred Stock due payment on a Redemption Date, the Company shall deposit with a redemption agent in trust, prior to such Redemption Date, funds consisting of cash or cash equivalents sufficient to pay the Company’s Redemption Price or Holder’s Redemption Price, as the case may be, on the Redemption Date. The redemption agent must be a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital and surplus of at least $5 billion. The deposit in trust with the redemption agent shall be irrevocable, except that the Company shall be entitled to receive from the redemption agent (i) cash amounts representing Company Redemption Prices or Holder’s Redemption Prices, as the case may be, with respect to shares of Series B Preferred Stock that are no longer to be redeemed, whether by conversion or otherwise; and (ii) the interest or other earnings, if any, earned on any such deposit. The holders of the shares of Series B Preferred Stock redeemed shall have no claim to such interest or other earnings, and any funds so deposited with the redemption agent and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of six (6) months after the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so returned to the Company shall look only to the Company for such payment, without interest. Notwithstanding the deposit of such funds, the Company shall remain liable for the payment of the Company Redemption Price or the Holder’s Redemption Price, as the case may be, to the extent such price is not paid as provided herein.

(b) The Company shall pay (or cause to be paid) the applicable redemption price (together with any taxes required to be paid by the Company pursuant to 6.3(c) below) on the Redemption Date upon surrender of the certificates representing the             shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Company may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such redemption price.

(c) In case fewer than all the shares of Series B Preferred Stock represented by any such certificate are to be redeemed in connection with a redemption pursuant to 6.2, a new certificate shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for             shares Series B Preferred Stock are issued in a name other than the name of the registered holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series B Preferred Stock not redeemed other than any such tax due because a certificate for             shares Series B Preferred Stock is issued in a name other than the name of the registered holder.

(d) From and after the Redemption Date, Dividends on the Series B Preferred Stock to be redeemed on such Redemption Date will cease to accrue; such shares of Series B Preferred Stock will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series B Preferred Stock (except the right to receive from the Company the applicable redemption price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Holder’s Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of Dividends and the conversion rights) as provided herein.

(e) Notwithstanding anything in this 6 to the contrary, each holder shall retain the right to convert shares of Series B Preferred Stock to be redeemed at any time on or prior to the Redemption Date.

7. Change in Control.

7.1 Offer to Repurchase.

(a) In the event of a Change in Control, the Company shall make an offer to each holder of Series B Preferred Stock to repurchase, at the option and election of the holder thereof, each share of Series B Preferred Stock then outstanding (the “Change in Control Offer”) at a purchase price per share in cash, calculated as of the Repurchase Date, equal to the Original Purchase Price plus all accrued, accumulated and unpaid Dividends thereon plus, in the event of a Change in Control prior to the Fifth Anniversary, a “make-whole” premium calculated to provide thereon the present value of the remaining Regular Dividends through the Fifth Anniversary (with the “make-whole” amount calculated using the discount rate equal to the Treasury Rate as of the date of such Change in Control plus fifty (50) basis points (such greater amount, the “Repurchase Price”). For purposes of calculating the then-applicable Conversion Price immediately prior to a Change in Control during the Reset Period, the initial Conversion Price shall be deemed to be $8.00 (subject to adjustment as provided in 5).

(b) The “Repurchase Date” shall be the date on which the Change in Control is consummated (the “Change in Control Closing Date”), unless Section 7(a)(iv) applies to any repurchase, in which case the Repurchase Date shall be the first Business Day after which the offers referred to in Section 7(a)(iv) have been completed. The Board shall fix a record date for the determination of the             shares of Series B Preferred Stock subject to the Change in Control Offer. As soon as practicable after the announcement of such transaction or execution of such agreement providing for such Change in Control, the Company shall commence the Change in Control Offer by delivering a notice (the “Change in Control Notice”), not less than thirty (30) days prior to the Repurchase Date, addressed to the holders of record of the Series B Preferred Stock as they appear in the records of the Company. Each Change in Control Notice must state that: (A) the Change in Control Offer may be accepted by delivery of a written irrevocable notice from the holder specifying the number of shares of Series B Preferred Stock to be repurchased; (B) to be effective, acceptance of the Change in Control Offer must be received by the Company by a specified date (which shall be no less than thirty (30) days following the date of such Change in Control Notice and no more than thirty (30) days prior to the estimated Repurchase Date) (C) the Repurchase Price as of the scheduled Repurchase Date (it being understood that the actual Repurchase Price will be determined as of the actual Repurchase Date); (D) the name of the paying agent to whom, and the address of the place to where, the Series B Preferred Stock are to be surrendered for payment of the Repurchase Price; (E) if tendered for payment, dividends on the shares to be repurchased will cease to accrue on the Repurchase Date; (F) any shares of Series B Preferred Stock not tendered for payment shall be converted in accordance with 7.1(e); (G) the consummation of the Change in Control Offer and the payment of the Repurchase Price shall be subject to the consummation of the Change in Control; (H) the closing of any redemption in respect of a Change in Control will not occur until after completion of any required Change of Control offers to holders of any Debt or the repayment or redemption of any Debt required to be redeemed or repaid in connection with the Change in Control; and (I) the circumstances and material facts regarding such Change in Control. If the Change in Control is not consummated, the Change in Control Offer shall be automatically withdrawn.

(c) Notwithstanding this 7, the Change in Control Offer shall be subject to, and be made in compliance with, Regulation 14E under the Exchange Act and any other federal and state securities laws, as applicable, including any applicable time periods. The Company shall notify the holders of the results of the Change in Control Offer on or as soon as practicable after the Repurchase Date.

(d) Notwithstanding this 7, to the extent necessary to comply with the Company’s indentures, credit agreements, note purchase agreements, or other agreements evidencing Debt, the closing of any redemption in respect of a Change in Control will not occur until after completion of any required change of control offers to holders of any such indebtedness or the repayment or redemption of any Debt required to be redeemed or repaid in connection with the Change in Control.

(e) Notwithstanding anything herein to the contrary, if any holder of Series B Preferred Stock does not accept a Change in Control Offer with respect to all shares of Series B Preferred Stock held by such holder, or if having accepted a Change in Control Offer a holder fails to comply with the terms and provisions set forth in this 7 or in the Change of Control Notice, then upon the Repurchase Date the shares of Series B Preferred Stock held by such holder with respect to which such Change in Control Offer was not accepted or such terms and provisions were not complied with, as applicable (the “Withheld Shares”) shall, automatically and without any action on the part of such holder, be converted into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such Change in Control by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series B Preferred Stock) immediately prior to such Change in Control; provided that: (x) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such Change in Control, then such shares of Series B Preferred Stock shall be converted into the kind and amount so receivable per share by a plurality of the holders of Common Stock; and (y) if such Change in Control is effected pursuant to a tender offer (which includes any exchange offer) such shares of Series B Preferred Stock will be converted into the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Series B Preferred Stock immediately prior to the expiration of such tender offer, accepted such tender offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer; provided further that this Section 7(a)(v) shall not apply to any Change of Control described in clause (vi) of the definition of “Change of Control.”

7.2 Mechanics of Repurchase.

(a) Unless waived by the holders representing a majority of the outstanding             shares of Series B Preferred Stock, the Company shall deposit with a paying agent in trust no later than the date of the consummation of the Change in Control, funds consisting of cash or cash equivalents sufficient to pay the Repurchase Price in cash on the Repurchase Date. The paying agent must be a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital and surplus of at least $5 billion. The deposit in trust with the paying agent shall be irrevocable, except that the Company shall be entitled to receive from the paying agent (A) cash amounts representing Repurchase Prices with respect to shares of Series B Preferred Stock that are no longer to be repurchased and (B) the interest or other earnings, if any, earned on any such deposit. The holders of the shares of Series B Preferred Stock repurchased shall have no claim to such interest or other earnings, and any funds so deposited with the paying agent and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of six (6) months from the Repurchase Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so returned to the Company shall look only to the Company for such payment, without interest. Notwithstanding the deposit of such funds, the Company shall remain liable for the payment of the Repurchase Price to the extent such Repurchase Price is not paid as provided herein.

(b) The paying agent on behalf of the Company shall pay (or shall cause to be paid) the Repurchase Price (together with any taxes required to be paid by the Company pursuant to 7.2(c) below) on the Repurchase Date upon surrender of the certificates representing the shares of Series B Preferred Stock to be repurchased (properly endorsed or assigned for transfer, if the Company shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Company may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Repurchase Price.

(c) In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unrepurchased             shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series B Preferred Stock are issued in a name other than the name of the registered holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series B Preferred Stock not repurchased other than any such tax due because a certificate for shares Series B Preferred Stock is issued in a name other than the name of the registered holder.

(d) From and after the Change of Control Closing Date, Dividends on the Series B Preferred Stock to be repurchased on the Repurchase Date will cease to accrue; such shares of Series B Preferred Stock will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series B Preferred Stock (except the right to receive from the Company the Repurchase Price) shall cease and terminate with respect to such shares[; provided, however, that in the event that the Repurchase Price with respect to any share of Series B Preferred Stock is not paid on the Repurchase Date, the right to receive such payment shall automatically be converted into a number of new shares of Series B Preferred Stock of the Company (or the surviving entity, as applicable) equal to the amount of such payment divided by $1,000 (the “New Preferred Shares”). The terms of such New Preferred Shares shall be identical to the terms of the Series B Preferred Stock including with respect to the powers, designations, preferences and other rights (including but not limited o the accrual and payment of Dividends and the conversion rights) of the shares of Series B Preferred Stock; provided that there shall be no right to a “make-whole” premium upon any redemption of or change in control offer with respect to such New Preferred Shares. The Company (or the surviving entity, as applicable) shall take all action necessary to authorize and issue the New Preferred Shares.] [to be finalized prior to Closing].

(e) Notwithstanding anything in this 7 to the contrary, each holder shall retain the right to convert shares of Series B Preferred Stock to be repurchased (pursuant the terms of 5) at any time on or prior to the Repurchase Date.

(f) The Company shall not be required to make a Change in Control Offer if an Affiliate in control of the Company makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this 7 and purchases all shares of Series B Preferred Stock validly tendered under such Change in Control Offer.

(g) The Company shall not be entitled to consummate any Change in Control unless it complies, in all material respects, with the provisions of this 7 and makes any required payments of the Repurchase Price pursuant to the terms of this 7.

8. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings (All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, except as otherwise specifically prescribed herein):

8.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.

8.2 “Acquisition” means any transaction or any series of related transactions by which a Person (1) acquires any going business (including a power generation facility) or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (2) directly or indirectly acquires greater than 50% of the Voting Stock of any other Person.

8.3 “Applicable Rate” means 14%; provided that the Applicable Rate shall mean 16% if the Company shall fail to make cash payment in full of Regular Dividends on two or more consecutive Regular Dividend Payment Dates (and shall remain 16% until all Regular Dividends in arrears are paid) unless (i) such failure to make payment is the result of any restrictive covenant contained in any Debt contract in effect on October 10, 2008 or any successor or replacement contract pursuant to a refinancing of such Debt (provided that the restrictive covenant resulting in the failure to pay Regular Dividends in such successor or replacement contract is not more restrictive with respect to the payment of Regular Dividends to the Company than the corresponding restrictive covenant in effect on October 10, 2008) or (ii) the payment of such Regular Dividends is prohibited by applicable Law.

8.4 “Asset Sale” means:

(a) the sale, lease (other than an operating lease), conveyance or other disposition of any assets; and

(b) the issuance of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets with gross cash proceeds of $10,000,000 or less;

(2) a transfer of assets between or among the Company and its Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary of the Company;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in the Company’s or any of its Subsidiaries’ business;

(5) the sale or other disposition of cash or cash equivalents;

(6) sales of accounts receivable, equipment and related assets (including contract rights) in connection with a securitization program;

(7) the payment of any dividend or repurchase of any capital stock;

(8) a disposition resulting from any condemnation;

(9) a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action; and

(10) the sale or disposition of (a) fuel or (b) emission credits, in each case in the ordinary course of business.

8.5 “Associate” has the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

8.6 “Attributable Debt” means, on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

8.7 “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such Person.

8.8 “Business Day” means a day other than a Saturday, Sunday, federal or State of New York or State of Texas holiday or other day on which commercial banks in New York City or Houston are authorized or required by law to close.

8.9 “Capital Lease Obligation” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

8.10 “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and Preferred Stock.

8.11 “Change in Control” means the occurrence of any of the following:

(a) the adoption of a plan relating to the liquidation or dissolution of the Company other than (A) the consolidation with, merger into or transfer of all or part of the properties and assets of any Subsidiary of the Company to the Company or any other Subsidiary of the Company and (B) the merger of the Company with an Affiliate solely for the purpose of reincorporating the Company or reforming the Company in another jurisdiction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any holder of Series B Preferred Stock, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(c) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors;

(d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, or the Company engages in any similar business combination transaction, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction remain, is converted into or is exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(e) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan); provided that a Change in Control shall not include a spin-off or similar in-kind distribution to the stockholders of the Company in which the holders of Series B Preferred Stock are entitled to such distribution as Participating Dividends or pursuant to 5.5 without other adjustment to the Conversion Price if the rights of the holders of Series B Preferred Stock pursuant to the Certificate of Designation and the Investor Rights Agreement are preserved and not impaired after giving effect to such spin-off or in-kind distribution; or

(f) the direct or indirect sale, transfer, conveyance or other disposition of all or substantially all of the Wholesale Electricity Generation business of the Company, in one or a series of related transactions.

8.12 “Company Rights Plan” means that certain Rights Agreement, dated as of January 15, 2001, between Reliant Resources, Inc. and The Chase Manhattan Bank, as such Rights Agreement may be amended or replaced from and after the date hereof.

8.13 “Consolidated EBITDA” means, for any period for the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to, without any duplication, net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period (provided that except to the extent distributed to the Company the net income for such period of any Person that is not a consolidated Subsidiary of the Company or is accounted for by the equity method of accounting shall be excluded), plus the following, in each case only to the extent deducted (and not added back) in determining net income for such period (a) Consolidated Interest Charges for such period, plus (b) depreciation, depletion, impairment, abandonment and amortization expense for such period, plus (c) interest and fees expensed under any receivables monetization or securitization during such period, plus (d) net unrealized losses related to trading or non-trading energy derivatives, plus (e) cash dividends or distributions actually received during such period from an entity which is not a consolidated Subsidiary of such Person, and minus (f) net unrealized gains related to trading or non-trading energy derivatives; provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, (ii) any other non-cash charge or gain, (iii) consolidated EBITDA attributable to Reliant Energy Channelview, L.P., and (iv) any extraordinary or other non-recurring item or expense, including severance costs, shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDA. If during any period for which Consolidated EBITDA is being determined, the Company or any Subsidiary shall have (a) made or consummated any Acquisition for gross consideration of $10,000,000 or more (including Debt assumed), then Consolidated EBITDA shall be determined on a pro forma basis for such period as if such Acquisition had been made or consummated as of the beginning of the first day of such period or (b) made or consummated any Asset Sale that is not fully included in discontinued operations, then Consolidated EBITDA shall, to the extent such Asset Sale is not excluded from Consolidated EBITDA pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such Asset Sale had been made or consummated as of the beginning of the first day of such period. Furthermore, there shall be added back to Consolidated EBITDA the amount of any cash charges incurred as a result of, or a condition to, the termination of a contract with non-Affiliates under which the Company or a Subsidiary is obligated in an amount not to exceed in any fiscal year the lesser of (x) $200 million and (y) (i) $100 million plus (ii) beginning with fiscal year 2008, an amount not less than zero equal to (A) $100 million minus (B) the amount added back to Consolidated EBITDA under this sentence for the immediately preceding fiscal year (the “Carry Forward Amount”), but no portion of the Carry Forward Amount shall be used in the applicable fiscal year until the entire amount (without giving effect to any Carry Forward Amount) permitted to be added back to Consolidated EBITDA for such fiscal year has been used plus (iii) a portion elected by the Company of the amount permitted to be added back to Consolidated EBITDA under this sentence in the next succeeding fiscal year (the “Carry Back Amount”) without giving effect to any Carry Back Amount after such next succeeding fiscal year minus (iv) the portion of the Carry Back Amount for such fiscal year that the Company elected to add to Consolidated EBITDA under this sentence in the immediately preceding fiscal year.

8.14 “Consolidated Interest Charges” means, without duplication, for any period for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, (a) the total interest expense for such period (including the Monthly Sleeve Fee, as defined in the Credit Sleeve and Reimbursement Agreement dated as of September 24, 2006 among RERH Holdings, LLC and certain of its Subsidiaries, Merrill Lynch Commodities, Inc. and Merrill Lynch & Co., Inc., as amended and restated on August 1, 2007), plus (b) the interest expense during such period attributable to (i) the fees and yield paid in connection with, or interest expense attributable to, any account receivables securitization or monetization permitted hereunder, and (ii) any capitalized interest during such period, plus (c) all cash dividends and distributions paid on preferred or preference stock, plus (d) to the extent deducted in determining total interest expense, net unrealized gains under any interest rate swap agreement, interest cap agreement, interest collar agreement, and other agreements or arrangements designed to manage interest rate risk (excluding any ongoing settlement payments in connection with interest rate swap agreements) and existing on the Original Issuance Date (“Interest Hedges”), minus (e)(i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, (ii) in all cases whether expensed or amortized, any interest expense attributable to the extent added in determining total interest expense, the upfront cost and net unrealized losses under any Interest Hedges (excluding ongoing settlement payments in connection with permitted interest rate swap agreements), and (iii) interest expense attributable to Debt repaid or required to be repaid under any agreement evidencing Debt in connection with an Asset Sale.

8.15 “Consolidated Total Debt” means, as of any date of its determination, all outstanding Debt of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, minus, without duplication, all cash and cash equivalents that are not restricted cash, in an aggregate amount not to exceed $1,000,000,000, and solely to the extent such cash and cash equivalents do not constitute broker, counterparty and customer margin/collateral assets and/or are not deposited with or held on behalf of such broker, counterparty or customer.

8.16 “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors on the Original Issuance Date; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

8.17 “Debt” means (a) the total amount of indebtedness in accordance with GAAP, including any fair value adjustments, and other obligations for borrowed money (whether by loan or the issuance of debt securities) of the Company and its Subsidiaries including the unreimbursed amount of any drawings under letters of credit issued for the account of the Company or any of its Subsidiaries but excluding the amount of debt required to be replaced in connection with an Asset Sale, (b) all Capital Lease Obligations and Attributable Debt in respect of sale and leaseback transactions (other than those associated with the REMA Lease), Synthetic Lease Obligations or financing leases, (c) obligations under any accounts securitization or monetization arrangement permitted hereunder and not recorded on the Company balance sheet for that period and (d) all guaranties of payment or collection of any obligations described in clauses (a) through (c) of this definition of any other Person; provided, however, that Debt shall not include: (i) any guaranties that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions or arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five business days, (ii) any obligations or guaranties of performance of obligations under performance bonds or in respect of workers’ compensation claims, self-insurance obligations, and bankers’ acceptances in the ordinary course of business to the extent not drawn, (iii) trade accounts payable in the ordinary course of business, (iv) customer advance payments and customer deposits arising in the ordinary course of business, (v) the liability of a Person (other than a Subsidiary that is a corporation or limited liability company and holds the general partnership interest) as a general partner of a partnership for Debt at such partnership if the partnership is not a Subsidiary of such Person, (vi) Debt arising from agreements of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or equity interests of a Subsidiary; provided, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Company in connection with such disposition; and (vii) any completion or performance guarantees (or similar guarantees that a project or a Subsidiary perform as planned to the extent not drawn).

In determining the outstanding amount of any Debt: (a) the amount of money borrowed shall be the outstanding principal amount thereof, (b) the amount of all unreimbursed letters of credit shall be the unreimbursed amount thereof, (c) the amount of any accounts monetization or securitization shall be the amount invested by the investor therein, and (d) the amount of guaranties shall be the amount of the guaranteed obligations determined as provided above in this sentence.

8.18 “Equity Interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

8.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

8.20 “Facility” means the Credit and Guaranty Agreement, dated as of June 12, 2007, among the Company, as the Borrower, the other loan parties thereto as Guarantors, the other lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

8.21 “Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(a) for Common Stock or other security traded or quoted on the NYSE or other national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on the NYSE or such exchange or quotation system over a consecutive trading day period of one (1) to thirty (30) trading days, as selected by the Board in good faith, ending on the trading day immediately prior to the date of determination;

(b) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing a majority of the then outstanding shares of Series B Preferred Stock; or

(c) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arm’s-length transaction; provided that if holders representing a majority of the then outstanding shares of Series B Preferred Stock object to a determination of the Board made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and such holders.

8.22 “GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time. If at any time any change in GAAP would affect the computation of Consolidated EBITDA or Consolidated Interest Charges, or Debt and either the Company or holders of a majority of the shares of Series B Preferred Stock (“Required Holders”) shall so request, the Company and the holders of the Series B Preferred Stock shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders and the Company); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Series B Preferred Stock financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

8.23 “Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether multi-national, national, federal, tribal, provincial, state, regional, local or municipal, or any self-regulatory organization.

8.24 “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

8.25 “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

8.26 “Investor Rights Agreement” means the Investor Rights Agreement, dated the Original Issuance Date, by and between the Company and the Original Holder, as it may be amended from time to time.

8.27 “Law” means applicable statutes, treaties, laws, directives, common law, rules, ordinances, regulations, codes, licensing requirements, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority, stock exchange or industry self- regulatory organization.

8.28 “NYSE” means the New York Stock Exchange or any securities exchange or other automated quotation system on which the Common Stock is then listed or quoted.

8.29 “Original Holder” means FR Reliant Holdings LP.

8.30 “Original Issuance Date” means the date on which the first share of Series B Preferred Stock was issued.

8.31 “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

8.32 “REMA” means Reliant Energy Mid-Atlantic Power Holdings, LLC, a Delaware limited liability company, and its successors.

8.33 “REMA Lease” means, collectively, the obligations of REMA as facility lessee under the Facility Lease Agreements, each dated as of August 24, 2000 and each between REMA and, respectively, Conemaugh Lessor Genco, LLC, Keystone Lessor Genco, LLC, and Shawville Lessor Genco, LLC, and under the related participation agreements and other documents executed in connection therewith.

8.34 “Rights” shall have the meaning given thereto in the Company Rights Plan (or the comparable right under any successor or substitute shareholder rights plan).

8.35 “Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

8.36 “Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the Equity Interests of the second Person).

8.37 “Treasury Rate” means, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first day after the Fifth Anniversary; provided, however, that if the period from such date to the first day after the Fifth Anniversary is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to the first day after the Fifth Anniversary is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

8.38 “Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

9. Miscellaneous. For purposes of these resolutions, the following provisions shall apply:

9.1 Status of Cancelled Shares. Shares of Series B Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to the limitations contained in 4, designated as part of a particular series by the Board.

9.2 Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9.3 Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

[Rest of page intentionally left blank.]

RELIANT ENERGY, INC.

By:	—
Name: Michael L. Jines

Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit A

FORM OF NOTICE OF ELECTION OF REDEMPTION

(To be executed by the registered holder in order to redeem Series B Preferred Stock)

The undersigned hereby elects to redeem (the “Redemption”)      shares of Series B Convertible Participating Preferred Stock (“Series B Preferred Stock”), represented by stock certificate No(s).      (the “Stock Certificate”) of Reliant Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Series B Preferred Stock (the “Certificate of Designations”), as of the date written below. An original of each Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned hereby represents and warrants that the undersigned is the registered holder of the shares of Series B Preferred Stock represented by the Stock Certificate, with good title to such shares, free and clear of all liens, claims and encumbrances, and not subject to any adverse claims.

The Company is not required to effect the Redemption unless it has funds legally available for the payment of the Holder’s Redemption Price (as defined in the Certificate of Designations) and until the original Stock Certificate(s) (or satisfactory evidence of loss, theft or destruction thereof) are received by the Company; provided that, if the original Stock Certificate(s) are lost, stolen or destroyed, the Board of Directors may require the holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to payment of the Holder’s Redemption Price.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations. Certificates representing the shares of Series B Preferred Stock to be redeemed are to be surrendered for payment at the office of the Company located at the following address (unless the Company notifies the holder in writing of a substitute address):

Reliant Energy, Inc.
1000 Main Street
Houston, Texas 77002
Tel: [*]
Fax: [*]
Attention: Corporate Secretary

Number of shares of Series B Preferred Stock to be redeemed:
Redemption Date:
Holder’s Address:
Facsimile Number:
Address where the Redemption Price is to be sent:
Holder’s Social Security or Taxpayer Identification Number:

Signature:

Name (print):

Date:

EXHIBIT B

FORM OF

RELIANT ENERGY, INC.

INVESTOR RIGHTS AGREEMENT

October [*], 2008
TABLE OF CONTENTS

Page

1.	Registration Rights		1
	1.1	Definitions	1
	1.2	Request for Registration	3
	1.3	Company Registration	4
	1.4	Obligations of the Company	6
	1.5	Furnish Information	9
	1.6	Expenses of Demand Registration	9
	1.7	Expenses of Company Registration	9
	1.8	Indemnification	9
	1.9	Reports Under Securities Exchange Act of 1934	11
	1.10	Assignment of Registration Rights	12
	1.11	Termination of Registration Rights	12
	1.12	Shelf Registration	12
	1.13	Additional Rights	13
	1.14	Delay of Registration	14
	1.15	Suspension Notice	14
	1.16	No Free Writing Prospectus	14
2.	Corporate Governance		14
3.	Certain Covenants of the Company and the Investor		15
	3.1	Delivery of Financial Statements	15
	3.2	Inspection	16
	3.3	Standstill	16
	3.4	Trading in Company Securities	16
	3.5	Treatment of the Series B Preferred Stock by the Company.	16
	3.6	Management Assistance.	16
	3.7	Confidentiality.	17
4.	Miscellaneous		17
	4.1	Successors and Assigns	17
	4.2	Governing Law	17
	4.3	Counterparts	18
	4.4	Titles and Subtitles	18
	4.5	Notices	18
	4.6	Expenses	18
	4.7	Amendments and Waivers	18
	4.8	Severability	19
	4.9	Aggregation of Stock	19
	4.10	Confidentiality	19
	4.11	Entire Agreement	19
	4.12	Titles and Subtitles	19
	4.13	Publicity	19
	4.14	Termination.	19
	4.15	Specific Performance.	19

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of      , 2008, by and between RELIANT ENERGY, INC., a Delaware corporation (the “Company”) and FR RELIANT HOLDINGS LP, a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, the Investor has, pursuant to that certain Preferred Stock Purchase Agreement, dated as of October 10, 2008, between the Company and the Investor (the “Securities Purchase Agreement”), agreed to purchase shares of the Company’s Series B Convertible Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”);

WHEREAS, the shares of Series B Preferred Stock are convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, pursuant to the Securities Purchase Agreement, the Company and the Investor agreed to enter into this Agreement at the closing under the Securities Purchase Agreement in order to grant the Investor certain registration rights and other rights as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.

(c) The term “Code” means the Internal Revenue Code of 1986, as amended.

(d) The term “Confidentiality Agreement” has the meaning set forth in the Securities Purchase Agreement.

(e) The term “FINRA” means the Financial Industry Regulatory Authority, Inc.

(f) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) The term “Holder” means any Person owning, or having the right to acquire, Registrable Securities or any assignee thereof in accordance with Section 1.10 hereof.

(h) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) The term “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

(j) The term “Qualified Holder” means any Person or group of Affiliated Persons (including the Investor and its Affiliates) that owns more than fifty percent (50%) of the shares of Series B Preferred Stock issued to the Investor on the date of original issuance (or Common Stock issued upon conversion of such Series B Preferred Stock (taking into account any adjustments under Section 5(d) of the Certificate of Designation, or a combination thereof)).

(k) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l) The term “Registrable Securities” means (i) the Series B Preferred Stock, (ii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above; provided, however, that the term “Registrable Securities” shall exclude in all cases any Registrable Securities (i) sold by a Person to the public pursuant to an effective registration statement under the Act or in compliance with Rule 144 of the Act or (ii) eligible to be sold without volume limitation or other restrictions as to manner of sale by Holders in accordance with Rule 144 of the Act.

(m) The number of shares of “Registrable Securities then outstanding” when referring to (a) the Series B Preferred Stock, shall be determined by the number of shares of Series B Preferred Stock outstanding that are Registrable Securities; and (b) the Common Stock, shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(n) The term “SEC” means the Securities and Exchange Commission.

(o) The term “Underwritten Offering” means an offering in which securities of the Company are sold to one or more investment banking firms for resale to the public (including pursuant to Section 1.2 or 1.3 hereof).

1.2 Request for Registration.

(a) Subject to the terms and conditions of this Section 1.2, if the Company shall receive at any time a written request from the Holder(s) of a majority of the Registrable Securities then outstanding (collectively, the “Requesting Holder”), requesting that the Company file a registration statement under the Act covering the registration of all or any portion of the Registrable Securities then outstanding having an aggregate price to the public (net of any underwriter’s discounts or commissions) of not less than $50,000,000 then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request pursuant to the terms of this Agreement, subject to the limitations of subsection 1.2(b), within fifteen (15) days of the mailing of such notice by the Company in accordance with Section 4.5.

(b) If the Requesting Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a)(i). The underwriter will be selected by the Requesting Holder and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Requesting Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Requesting Holder shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the offering in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting by the Requesting Holder shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of a majority of the Board of Directors of the Company (the “Board of Directors”) it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Requesting Holder; provided, however, that the Company may not postpone the filing or effectiveness of one or more registration statements for more than ninety (90) days in the aggregate in any twelve (12) month period.

(d) In addition, notwithstanding anything to the contrary set forth herein, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected three (3) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; provided, however, that for purposes of this clause (i), each Underwritten Offering under Section 1.12(b) shall constitute a registration pursuant to this Section 1.2 that has been declared or ordered effective;

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration statement filed by the Company pursuant to Section 1.2 or 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be effective; or

(iii) if the Requesting Holder proposes to dispose of shares of Registrable Securities that are eligible for resale under a shelf registration statement (or pursuant to an amendment or supplement thereto) that is effective and available pursuant to Section 1.12(a) or (b).

1.3 Company Registration.

(a) If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in an employee stock plan or with respect to corporate reorganizations or other transactions under Rule 145 of the Act, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration at least twenty (20) days prior to the initial filing with the SEC of such registration statement. Upon the written request of each Holder given within ten (10) days after mailing of such notice, the Company shall, subject to the provisions of Section 0 below, include in the registration statement all of the Registrable Securities that each such Holder has requested to be registered.

(b) In connection with any Underwritten Offering, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting reasonably necessary to effect the offer or sale of the Registrable Securities and as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only as set forth below:

(i) If a registration is initiated as an Underwritten Offering by and on behalf of the Company, and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities the Company proposes to sell and (ii) second, to other securities (including Registrable Securities) requested to be included in such registration by the stockholders of the Company on a pro rata basis (based on the selling stockholders’ relative ownership of Registrable Securities or on such other basis as such holders may agree among themselves and the Company).

(ii) If a registration is initiated as an Underwritten Offering on behalf of a holder of the Company’s securities (other than a Holder of Registrable Securities pursuant to Section 1.2), and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration and (ii) second, to other securities (including Registrable Securities) requested to be included in such registration by other security holders, the Company and the Holders, pro rata among such holder(s), the Company and the Holders on the basis of the number of shares requested to be registered by them.

(c) For purposes of determining apportionment among selling stockholders, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence. In connection with any offering involving an underwriting of shares of the Company’s capital stock, each Holder agrees to comply with the terms set forth in the underwriters agreement between the Company and the one or more underwriters participating in such offering. Notwithstanding anything to the contrary set forth herein, the Company may withdraw a registration statement initiated under this Section 1.3 at any time prior to the time it becomes effective; provided that, in such event, the Company shall reimburse Holders of Registrable Securities requested to be included in such registration for all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred with respect to such registration prior to such withdrawal by the Company.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Unless an automatic shelf registration statement (as defined in Section 1.12) is effective at such time pursuant to which such Registrable Securities may be resold, prepare and, in any event within forty-five (45) days after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days (or such longer period as may be reasonably requested by the Holders in the event of a shelf-registration statement);

(b) Prepare and file with the SEC such amendments and supplements to such registration statement (including 1934 Act documents incorporated by reference into the registration statement) and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of;

(i) the time all of such securities have been disposed of; or

(ii) the expiration of one hundred eighty (180) days (or such longer period as may be requested by such Holders in the event of a shelf-registration statement).

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; provided, however, that the Company shall have no obligation to furnish copies of a final prospectus if the conditions of Rule 172(c) under the Act are satisfied by the Company;

(d) If required under applicable law, use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions; provided that the Company shall not be required in connection therewith, or as a condition thereto to qualify to do business, to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in such jurisdictions;

(e) In the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) Notify promptly each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(h) Make available for inspection by any selling Requesting Holder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant retained by any such selling Requesting Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such selling Requesting Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such selling Requesting Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided;

(i) Furnish to each selling Requesting Holder a copy of all documents proposed to be filed with and all correspondence from or proposed to be sent to the SEC in connection with any such offering other than non-substantive cover letters and the like, which documents will be subject to the review of counsel of the Requesting Holders prior to any filing or mailing to permit reasonable opportunity to review and comment in light of the circumstances;

(j) Notify promptly counsel for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent and confirm such notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(k) Make reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(l) If requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent; and (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(m) Cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

(n) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(o) Cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or the New York Stock Exchange.

In addition to the foregoing, in the event of an Underwritten Offering for which the Company is required to include any Registrable Securities pursuant to the terms of this Agreement, the Company shall:

(x) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(y) Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in substantially the form as may be given to the underwriters in such public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in substantially the form as may be given by independent certified public accountants to underwriters in such public offering, addressed to the underwriters; provided in any such case, the Company is required to provide such opinion or letter, as the case may be, to the underwriters in such offering; and

(z) Cause members of the Company’s senior management team to cooperate in a reasonable manner with any reasonable request made by the Requesting Holder and any underwriters to make themselves reasonably available to participate in any “road shows” or other selling efforts in connection with any Underwritten Offering.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.6 Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, blue sky fees and expenses and fees and the reasonable disbursements of counsel for the Company and one counsel for the Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request or have been advised by the underwriter that the registration should be withdrawn (either, a “Withdrawal Event”), and (ii) have withdrawn the request with reasonable promptness following the occurrence of such Withdrawal Event, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one (1) demand registration pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.10), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, blue sky fees and expenses and the reasonable fees and disbursements of counsel for the Company and one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, Affiliates, members or general and limited partners, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several), and actions or proceedings (whether commenced or threatened) in respect thereof (collectively, “Claims”) to which they may become subject under the Act, or the 1934 Act or other federal or state securities law, insofar as such Claims arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus, offering circular, free writing prospectus, if any, or other documents contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act or other federal or state securities law or any rule or regulation promulgated under the Act, the 1934 Act or other federal or state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Claim to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any Claims to which any of the foregoing Persons may become subject, under the Act, the 1934 Act or other federal or state securities law, insofar as such Claims arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any Holder’s cumulative, aggregate liability under this Section 1.8(d), or under Section 1.8(b), or under such sections together, exceed the net proceeds from the applicable offering received by such Holder. Notwithstanding anything to the contrary herein, no party shall be liable for contribution under this Section 1.8(d), except to the extent and under the circumstances as such party would have been liable to indemnity under Section 1.8(a) or Section 1.8(b), as the case may be, if such indemnification were enforceable under applicable law. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the parties to such agreement.

(f) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) if required to file reports with the SEC under the Act, use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of such securities provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.11 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.11 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 at such time as such Holder ceases to hold any Registrable Securities.

1.12 Shelf Registration.

(a) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Act) (a “WKSI”), then (i) within three (3) business days following the Closing (as defined in the Securities Purchase Agreement), the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Act) (an “automatic shelf registration statement”) which registers the Registrable Securities purchased by the Investor at the Closing and (ii) at the time any registration request is submitted to the Company that is not covered by the automatic registration statement filed by the Company pursuant to clause (i) above, and such registration request requests that the Company file an automatic shelf registration statement on Form S-3, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered. To the extent the Company is no longer a WKSI, then upon the request from a Requesting Holder to effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Requesting Holder, the Company shall comply with the notification and registration requirements set forth in Section 1.2(a)(i) and (ii) with respect to such request by the Requesting Holder. Subject to Section 1.11, if the automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year the Company shall, upon written request by the Holders, refile a new automatic shelf registration statement covering the Registrable Securities, if there are any remaining Registrable Securities covered thereunder. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its commercially reasonable efforts to refile the shelf registration statement on Form S-3 and keep such registration statement effective during the period during which such registration statement is required to be kept effective. Contemporaneously with the issuance of the Common Stock issuable upon the conversion of the Series B Preferred Stock, if such Common Stock is not included in a currently effective registration statement, the Company shall file and as promptly as practicable thereafter have declared effective a shelf registration statement on Form S-3 covering the newly issued Common Stock as if a written request therefor had been made pursuant to this Section 1.12(a).

(b) The Company shall file the registration statements, qualifications or compliance specified in this Section 1.12 unless (i) Form S-3 is not available for any such offering, (ii) in the case of any request for registration, the Requesting Holders, together with all other Holders requesting inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than $20,000,000, (iii) the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of a majority of the Board of Directors, it would require the disclosure of material nonpublic information concerning the Company, its business or prospects and that such premature disclosure would be materially adverse to the Company, and/or materially interfere with a pending transaction involving the Company or a subsidiary or controlled Affiliate of the Company, in which event the Company shall have the right to defer the filing of any such Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Requesting Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period, (iv) the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.12, or (v) prohibited in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; provided that this Section 1.12(b) shall not apply to the registration required to be filed pursuant to Section 1.12(a)(i).

(c) All expenses incurred in connection with a registration requested pursuant to this Section 1.12 (other than underwriting discounts and commissions and fees and disbursements of counsel for the Holders), including (without limitation) all registration, filing, qualification, printer’s and accounting fees and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3 respectively.

(d) The Investor shall be entitled to request an aggregate of two (2) Underwritten Offerings pursuant to the automatic shelf registration statement; provided, however that the number of Underwritten Offerings permitted under this Section 1.12 shall not exceed the number of registrations that the Company is obligated to effect for the Investor under Section 1.2. There shall be no limitation on the number of takedowns off any such shelf registration statement.

1.13 Additional Rights. If the Company at any time grants to any Person with respect to any security issued by the Company or any of its Affiliates any rights to request the Company to effect the registration under the Act of any such security (or any related or similar rights) on terms that are in any manner more favorable to such Person than the terms granted hereunder (or if the Company amends or waives any provision of any agreement providing registration rights of others (or related or similar rights) or takes any other action whatsoever to provide for terms that are more favorable to other holders than the terms provided hereunder), then this Agreement shall immediately be deemed amended to provide the Holders with any (or all) of such more favorable terms as the Holders shall elect to include herein. The Company shall promptly give notice to the Holders of the granting of any such registration rights to another Person.

1.14 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.15 Suspension Notice. Each Holder agrees that, upon notice from the Company of the happening of any event as a result of which the prospectus included in any registration statement required to be filed or maintained effective under this Agreement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to such registration statement for a reasonable length of time not to exceed 10 days (30 days in the case of an event described in Section 1.2(c)) until such Holder is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by Section      hereof; provided, however, that such postponement of sales of Registrable Securities by such Holder shall not exceed forty-five (45) days in the aggregate in any 12-month period.

1.16 No Free Writing Prospectus. Each Holder shall not, and shall not permit any officer, manager, under-writer, broker or any other person acting on behalf of such Holder to use any free-writing prospectus (as defined in Rule 405 under the Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of the Company.

2. Corporate Governance.

(a) Investor Nominee. From and after the Closing, the Investor shall have the right to nominate one (1) individual (herein referred to as the “Investor Nominee”) to the Board of Directors. At the Closing, in accordance with the terms of the Series B Preferred Stock, the number of directors constituting the Board of Directors shall be increased by one (1) and the Investor Nominee shall be appointed to fill such directorship. The Board of Directors shall cause the Company to include the Investor Nominee in the slate of nominees recommended by the Board of Directors to the holders of Common Stock for election at the first annual meeting of stockholders of the Company following the date hereof and, subject to Section 2(b) below, for reelection at every meeting thereafter and shall use all commercially reasonable efforts to cause the election of the Investor Nominee, including soliciting proxies in favor of his or her election. In the event the Investor Nominee resigns, is unable to serve as a member of the Board of Directors, is removed from the Board of Directors or fails to be elected as a member of the Board of Directors at any annual stockholders meeting, the Investor shall have the right to nominate another individual (a “Substitute Nominee”) and the Board of Directors shall appoint such Substitute Nominee to fill the vacancy created by the resignation or removal of the prior Investor Nominee, at which point such Substitute Nominee shall be deemed to be the Investor Nominee. For the avoidance of doubt, the Investor Nominee is the “Preferred Nominee” referred to in the Certificate of Designation with respect to the Series B Preferred Stock.

(b) Limitations. Notwithstanding the foregoing, at such time as the outstanding             shares of Series B Preferred Stock (or Common Stock issued on conversion of Series B Preferred Stock or a combination thereof) beneficially owned by the Investor and its Affiliates are less than fifty percent (50%) of the shares of Series B Preferred Stock issued to the Investor on the date of original issuance (or Common Stock issuable upon conversion of such Series B Preferred Stock (taking into account any adjustments under Section 5(d) of the Certificate of Designation), as applicable), then, automatically and immediately, without any further action on the part of the Company or the Board of Directors, the Investor Nominee shall be removed from the Board of Directors and the number of directors constituting the Board of Directors shall be automatically decreased by one, and thereafter, the Investor’s right to nominate the Investor Nominee under this Section 2 shall terminate and be of no further force and effect.

3. Certain Covenants of the Company and the Investor.

3.1 Delivery of Financial Statements. From and after the date hereof, the Company shall deliver to the Qualified Holder, if any:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”), such consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board or its successor;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended and cash flows for the portion of the Company’s fiscal year then ended; and

(c) as soon as available, monthly management operating reports of the Company, in such manner and form customarily provided to the Board of Directors or, if not provided to the Board of Directors, in such manner and form customarily provided to the Company’s senior management, and in any event including an unaudited operations statement (or income statement) and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail.

Documents required to be delivered pursuant to Sections 3.1(a) or (b) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents or provides a link thereto on the Company’s website on the Internet.

3.2 Inspection. The Company shall permit the Qualified Holder, if any, at such party’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss and obtain information concerning the Company’s affairs, finances and accounts with its officers, all during regular business hours as may be reasonably requested by the Qualified Holder.

3.3 Standstill. Until the fifth anniversary of the original date of issuance of the Series B Preferred Stock and so long as the Investor and its Affiliates beneficially own more than eleven percent (11%) of the combined voting power of the Company, unless specifically invited in writing by the Company, the Investor shall not, and shall cause each of its Affiliates not to, directly or indirectly: (i) acquire any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof) of the Company; (ii) make any offer or proposal to effect a Change of Control (as defined in the Certificate of Designation with respect to the Series B Preferred Stock) of the Company or (iii) make any public disclosure, or take any action which could require the Company to make any public disclosure, with respect to any of the matters set forth in this Section 3.3 Notwithstanding anything to the contrary set forth herein (including the provisions of Section 4.1), this Section 3.3 shall not be binding on any successor or assignee of the Investor (other than any of its Affiliates) or any other Person (other than any Affiliate of the Investor) who acquires shares of Series B Preferred Stock (or any shares of Common Stock into which such Series B Preferred Stock has converted) from the Investor or any of its Affiliates hereunder.

3.4 Trading in Company Securities. The Investor agrees that it shall not, directly or indirectly, enter into any hedging, short sale, derivative, put or call transaction or any similar transaction with respect to any equity securities of the Company (the “Restrictions”), in each case for the six (6) month period beginning September 29, 2008; provided that, notwithstanding anything to the contrary, all Restrictions shall lapse upon the occurrence of a Change of Control.

3.5 Treatment of the Series B Preferred Stock by the Company. The Company shall not treat the Series B Preferred Stock (based on its terms) as “preferred stock” as defined in Section 1.305-5(a) of the regulations promulgated under the Code, unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code).

3.6 Management Assistance. The Company shall cause members of the Company’s senior management team to cooperate in a reasonable manner with any reasonable request made by the Requesting Holder to assist it in the sale of a substantial portion of its Registrable Securities in a private transfer by making themselves reasonably available to meet with potential transferees of such shares.

3.7 Confidentiality. The Investor and each other Holder acknowledges that, from time to time, they may receive information from or regarding the Company, its Affiliates and its customers in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or its Affiliates, as applicable, or Persons with which they do business. The Investor and each other Holder shall hold in strict confidence any such information it receives and may not disclose such information to any Person, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, employees, shareholders, directors, members, managers, advisors (including attorneys and accountants), and other representatives of the Holder, provided that the disclosing Holder shall be responsible for the use and disclosure of any such information by any such Person to which it discloses such information, (iii) of information that a Holder also has received from a source independent of the Company and that such Holder reasonably believes such source obtained without breach of any obligation of confidentiality, (iv)  to Persons to which a Holder may assign any of its Registrable Secrurities as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.7, (v) of public information, (vi) in connection with the proposed sale of all or substantially all of the equity or assets of a Holder or its direct or indirect parent, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions substantially similar to those set forth in this Section 3.7, or (vii) of information that has been or becomes independently developed by the disclosing Holder without violating this Agreement. Each Holder acknowledge that a breach of the provisions of this Section 3.7 may cause irreparable injury to the Company and its Affiliates for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Holder agrees that the provisions of this Section 3.7 may be enforced by injunctive action or specific performance.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities); provided, however, that the Investor may not transfer or assign its status as the “Investor” (including any of the rights specifically pertaining thereto set forth in Section 2) under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the Southern District of New York in New York, New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in 4.5 shall be deemed effective service of process on such party.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.2.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

4.9 Aggregation of Stock. All shares of Registrable Securities of the Company held or acquired by a stockholder and its affiliates (as defined in Rule 144 of the Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Confidentiality. All non-public information obtained pursuant to this Agreement shall be governed by the Confidentiality Agreement, which shall be deemed amended hereby to provide that the confidentiality obligations thereunder shall survive until two years after termination of this Agreement.

4.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

4.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.13 Publicity. Press releases with respect to the Investor’s investment in or relationship with the Company may only be issued by either the Investor or the Company in mutually agreeable form and with the prior written consent of either the Company or the Investor, as applicable, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

4.14 Termination. This Agreement shall terminate with respect to any Holder on the the date when such Holder beneficially owns no Registrable Securities.

4.15 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, monetary damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RELIANT ENERGY, INC.

By:
Name:
Title:

FR RELIANT HOLDINGS LP

By:
Name:
Title: